                                                                     EXHIBIT 2.0

                                                                  EXECUTION COPY





                               PURCHASE AGREEMENT


                                    BETWEEN


                             NEW VALLEY CORPORATION

                                      and


                     FIRST FINANCIAL MANAGEMENT CORPORATION


                                  DATED AS OF


                                OCTOBER 20, 1994

                               TABLE OF CONTENTS

                                                                                                                          Page
                                                                                                                          ----
ARTICLE I.          PURCHASE AND SALE OF SHARES AND RELATED ASSETS; TREATMENT OF EXCLUDED ASSETS AND SHARED ASSETS
                    ----------------------------------------------------------------------------------------------
         1.1.       Related Assets; Purchase of Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2
         1.2.       Excluded Assets   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     3
         1.3.       Shared Assets and Related Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     4
         1.4.       Permitted Dividend  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     4
         1.5.       Intercompany Accounts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     4

ARTICLE II.         PURCHASE PRICE AND ASSUMPTION OF LIABILITIES
                    --------------------------------------------
         2.1.       Purchase Price and Adjustments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     5
         2.2.       Assumption of Liabilities   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     8
         2.3.       Liabilities Not Assumed by Purchaser or FSI   . . . . . . . . . . . . . . . . . . . . . . . . . . .     9
         2.4.       Certain Other Arrangements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    10
         2.5.       Pension Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    10
         2.6.       Closing   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    10
         2.7.       Deferred Closing Election   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    11

ARTICLE III.        REPRESENTATIONS AND WARRANTIES OF SELLER
                    ----------------------------------------
         3.1.       Corporate Organization; Etc   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    12
         3.2.       Capitalization of FSI   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    12
         3.3.       Subsidiaries and Affiliates   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    13
         3.4.       Authorization, Etc  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    13
         3.5.       Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    14
         3.6.       Absence of Certain Changes or Events  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    14
         3.7.       Service Marks, Trademarks, Trade Names, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . .    15
         3.8.       Leases and Real Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    19
         3.9.       Taxes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    19
         3.10.      Insurance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    20
         3.11.      Benefit Plans   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    20
         3.12.      Consents and Approvals of Governmental Authorities  . . . . . . . . . . . . . . . . . . . . . . . .    21
         3.13.      No Violation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    22
         3.14.      Good Title Conveyed, Etc  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    22
         3.15.      Government Licenses, Permits and Related Approvals  . . . . . . . . . . . . . . . . . . . . . . . .    23
         3.16.      Conduct of Business in Compliance with Regulatory Requirements  . . . . . . . . . . . . . . . . . .    23
         3.17.      Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    23
         3.18.      Environmental Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    23
         3.19.      No Undisclosed Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    24
         3.20.      Contracts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    24
         3.21.      Conduct of Business by Purchaser  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    25
         3.22.      Brokers and Finders   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    25
         3.23.      Pension Plan Contribution   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    25
         3.24.      Labor Relations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    25
         3.25.      Full Disclosure   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    26

ARTICLE IV.         REPRESENTATIONS AND WARRANTIES OF PURCHASER
                    -------------------------------------------

         4.1.       Corporate Organization; Etc   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    26
         4.2.       Authorization, Etc  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    26
         4.3.       No Violation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    27
         4.4.       Commitments for the Financing   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    27
         4.5.       Licenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    27
         4.6.       Securities Laws   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    27

ARTICLE V.          COVENANTS AND AGREEMENTS OF THE PARTIES
                    ---------------------------------------
         5.1.       Best Efforts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    27
         5.2.       Conduct of Business   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    28
         5.3.       Access to Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    31
         5.4.       Confidentiality   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    32
         5.5.       Instruments of Conveyance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    32
         5.6.       Noncompetition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    32
         5.7.       Compliance with WARN Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    33

ARTICLE VI.         EMPLOYEE MATTERS
                    ----------------
         6.1.       Covered Employees; Prior Service  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    34
         6.2.       Benefits, Compensation and Working Conditions   . . . . . . . . . . . . . . . . . . . . . . . . . .    35
         6.3.       Vacation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    35
         6.4.       Incentive Compensation Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    35
         6.5.       Severance Benefits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    35
         6.6.       Benefit Plans   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    36
         6.7.       Purchaser's Plans   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    39
         6.8.       Plans Subject to Collective Bargaining Agreements   . . . . . . . . . . . . . . . . . . . . . . . .    39
         6.9.       Obligations of Purchaser and Seller   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    40
         6.10.      Acknowledgments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    40

ARTICLE VII.        BANKRUPTCY MATTERS
                    ------------------
         7.1.       Confirmation and Sale Orders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    40
         7.2.       Certain Bankruptcy Undertakings by Seller   . . . . . . . . . . . . . . . . . . . . . . . . . . . .    41
         7.3.       Certain Bankruptcy Undertakings by Purchaser  . . . . . . . . . . . . . . . . . . . . . . . . . . .    41

ARTICLE VIII.       TERMINATION
                    -----------
         8.1.       Termination   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    42
         8.2.       Effect of Termination   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    43

ARTICLE IX.         CONDITIONS TO THE OBLIGATIONS OF THE PARTIES
                    --------------------------------------------
         9.1.       Conditions to the Obligations of Purchaser  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    43
         9.2.       Conditions to the Obligation of Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    44

ARTICLE X.          SURVIVAL; INDEMNIFICATION; LIQUIDATED DAMAGES
                    ---------------------------------------------
         10.1.      Survival of Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    46
         10.2.      Indemnification   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    46
         10.3.      Limitations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    47
         10.4.      Treatment of Claims for Indemnity   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    47
         10.5.      Liquidated Damages  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    47

ARTICLE XI.         MISCELLANEOUS
                    -------------
         11.1.      Public Announcements; Notices   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    48
         11.2.      Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    49

         11.3.      Governing Law   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    49
         11.4.      Binding Effect; No Assignment; No Third Party Beneficiary   . . . . . . . . . . . . . . . . . . . .    49
         11.5.      Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    50
         11.6.      Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    50
         11.7.      Construction and Representation by Counsel  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    50
         11.8.      Taxes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    50
         11.9.      Tax Procedures  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    52
         11.10.     Waivers and Amendments; Non-Contractual Remedies; Preservation of Remedies  . . . . . . . . . . . .    52
         11.11.     Arbitration   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    53

ARTICLE XII.        DEFINITIONS
                    -----------
         12.1.      Defined Terms   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    53

                                                EXHIBITS
Exhibit A                    Pro Forma Balance Sheet
Exhibit B-1                  Services Agreement
Exhibit B-2                  Consulting Services Agreement
Exhibit B-3                  Pension and Retiree Benefits Administration Services Agreement
Exhibit C-1                  Trademark License Agreement
Exhibit C-2                  Service Mark License Agreement
Exhibit C-3                  Trademark License Agreement
Exhibit D                    Sales and Marketing Agreement
Exhibit E                    Financial Statements
                             (a)     Audited Seller Financial Statements
                             (b)     Audited FSI Financial Statements
                             (c)     Unaudited Seller June 30, 1994 Financial Statements
                             (d)     Unaudited FSI June 30, 1994 Financial   Statements
Exhibit F-1                  Bill of Sale -- Closing
Exhibit F-2                  Bill of Sale -- Prior to Closing
Exhibit F-3                  Bill of Sale -- Second Closing
Exhibit G                    Instrument of Assumption
Exhibit H                    Opinion of John C. Walters
Exhibit I                    Opinion of Mudge Rose Guthrie Alexander & Ferdon
Exhibit J                    Opinion of Purchaser's Counsel
Exhibit K                    Escrow Agreement
Exhibit L                    Form of Sale Order

                                   SCHEDULES

1.0              Related Assets
1.1              Permitted Liens
1.2              Excluded Assets
1.3              Shared Assets
1.5              Intercompany Claims
2.2              Liabilities Assumed
3.3              FSI Subsidiaries
3.7              Intellectual Property
3.8              Leases
3.9              Taxes
3.10             Insurance
3.11             Benefit Plans
3.12             Consents and Approvals of Governmental Authorities
3.13             Violations
3.15             Licenses
3.16             Compliance with Law
3.17             Litigation
3.18             Environmental Matters
3.19             Undisclosed Liabilities
3.20             Contracts
3.21             Conduct of Business by Purchaser
3.24             Labor Relations
6.1              Excluded Employees; Employment Contracts

                 PURCHASE AGREEMENT (the "Agreement") dated as of October 20, 1994 by and between NEW VALLEY CORPORATION, a New York corporation ("Seller"), and FIRST FINANCIAL MANAGEMENT CORPORATION, a Georgia corporation
("Purchaser").


                                   RECITALS:

                 WHEREAS, Seller is a debtor and debtor in possession in a case (the "Case") filed in the United States Bankruptcy Court for the District of New Jersey (the "Bankruptcy Court") entitled "In re New Valley Corporation, Debtor," Case No. 91-27704 NW, under Chapter 11, Title 11 of the United States Bankruptcy Code (the "Bankruptcy Code");

                 WHEREAS, Seller operates its business and manages its properties as a debtor in possession in accordance with sections 1107(a) and 1108 of the Bankruptcy Code;

                 WHEREAS, Seller owns all of the issued and outstanding shares of common stock (the "Shares"), par value $.01 per share, of Western Union Financial Services, Inc., a Delaware corporation ("FSI");

                 WHEREAS, Seller and FSI own all of the assets related to and are engaged in the business of providing (i) domestic and international money transfer services, bill payment services, telephone cards, money orders and bank card services (the "Business") and (ii) messaging services to individuals and high volume commercial users including, without limitation, Mailgram, Telegram, Cablegram, Priority Letter, Action Hotline, Automated Voice Telegram, Commercial Telegram, Custom Letter, and Opiniongram (the "Messaging Services Business");

                 WHEREAS, Seller desires to sell and transfer, and Purchaser desires to purchase and acquire, all of the Shares and all of Seller's and its affiliates' (other than FSI and its subsidiaries') right, title and interest in and to all of the assets and properties of Seller and such affiliates which, as of the Closing Date, relate in any way to the Business, including without limitation the assets listed in Schedule 1.0 (collectively, the "Related Assets"), and Purchaser is willing to assume certain liabilities associated with the Shares and the Related Assets, all on the terms and subject to the conditions set forth in this Agreement (the acquisition of the Shares and the Related Assets by Purchaser on such terms and conditions being hereinafter referred to as the "Acquisition");

                 WHEREAS, by order dated July 7, 1994 (the "Procedures Order") the Bankruptcy Court has set forth certain procedures (the "Solicitation Procedures") for the public auction and sale of the Business, the Shares and the Related Assets pursuant to the Procedures Order;

                 WHEREAS, Seller and other parties in interest (the "Plan Proponents") have filed on or prior to the date of the Procedures Order plans of reorganization and disclosure statements with the Bankruptcy Court;

                 WHEREAS, pursuant to the Procedures Order and the Solicitation Procedures Purchaser has previously deposited $10 million in cash with Seller to be applied toward the Purchase Price payable pursuant to Section 2.1; and

                 WHEREAS, consistent with the Procedures Order, Seller wishes to carry out the transactions contemplated by this Agreement pursuant to an amended plan of reorganization (the "Amended Plan") filed by a Plan Proponent and, to the extent required, an amended disclosure statement (the "Amended Disclosure Statement"), in each case based on and incorporating the transactions contemplated by this Agreement, and to consummate the transactions contemplated hereby as promptly as practicable.

                 NOW, THEREFORE, in consideration of the respective premises, mutual covenants and agreements of the parties hereto, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


ARTICLE I. PURCHASE AND SALE OF SHARES AND RELATED ASSETS; TREATMENT OF EXCLUDED ASSETS AND SHARED ASSETS.

         1.1. RELATED ASSETS; PURCHASE OF SHARES. Upon the terms and subject to the conditions of this Agreement, on the closing date of the purchase by Purchaser of the Shares pursuant to the Acquisition (the "Closing Date"), Seller shall sell and transfer to Purchaser, or its designated affiliates (any references herein to Purchaser being deemed to include such designated affiliates unless the context indicates otherwise), and Purchaser, subject to the provisions of Section 2.7, shall purchase and acquire from Seller, the Shares and the Related Assets owned by it or any of its subsidiaries (other than FSI or any FSI Subsidiary, as defined below), including, without limitation, all interests owned by Seller and any of its subsidiaries or affiliates (other than FSI or any FSI Subsidiary) in the Western Union Name and Trademark (as defined below) and Seller shall cause each of its affiliates (other than FSI and its subsidiaries) which owns any of the Related Assets to transfer, sell and assign such Related Assets to Purchaser, in each case free and clear of all liens, encumbrances, claims (as

"claim" is defined in Section 101(5) of the Bankruptcy Code), security interests of whatever kind or nature, mortgages, pledges, charges, licenses, options, rights-of-recovery, judgments, orders and decrees of any court or foreign or domestic governmental entity, interest, tax (including foreign, state and local taxes), in each case, of any kind or nature, whether secured or unsecured, choate or inchoate, filed or unfiled, scheduled or unscheduled, noticed or unnoticed, recorded or unrecorded, contingent or non-contingent, material or non-material, known or unknown and including all claims based on any theory that Purchaser is a successor, transferee or continuation of Seller or the business of Seller (collectively, "Liens" and each a "Lien") whether arising prior to or subsequent to the date of the filing of the Chapter 11 petition of Seller, other than, in the case of the Related Assets only, the Liens set forth in Schedule 1.1 ("Permitted Liens") (the consummation of such transactions other than the transfers at the Second Closing referred to in
Section 2.7, if applicable, being hereinafter referred to as the "Closing").
It is the intention of the parties that, after giving effect to the sale of the Shares and the Related Assets and the transfer of the Excluded Assets (as defined below), Purchaser shall own, either directly or through ownership of FSI and the FSI Subsidiaries, all interests owned by Seller and its subsidiaries and affiliates as of the date of this Agreement and through the Closing (and, if applicable, the Second Closing) in and to all Marks (as defined below) incorporating the words "Western Union," regardless of when such Marks were created, whether alone or in conjunction with other words, and associated goodwill, as used in connection with the Business or otherwise (all such Marks being hereafter referred to as the "Western Union Name and Trademark"), subject to the licenses and other agreements set forth in Schedule 3.7(a), and shall own or have an interest in all of the assets and properties reflected on the June 30, 1994 Pro Forma Combined Balance Sheet (the "Pro Forma Balance Sheet") attached hereto as Exhibit A (other than for changes in such assets and properties pursuant to this Agreement or as may occur after the date of such Pro Forma Balance Sheet in the ordinary course of the Business and consistent with the terms of this Agreement).

         1.2. EXCLUDED ASSETS. Upon the terms and subject to the conditions of this Agreement, prior to the Closing Date, Seller shall cause FSI to transfer and assign to Seller or an affiliate all of the assets and properties owned by it which are used exclusively in the conduct of the Messaging Services Business (the "Excluded Assets") (all of which assets are listed in Schedule 1.2), pursuant to the Bill of Sale attached as Exhibit F-2, free and clear of all Liens in favor of, or arising through, FSI or an FSI Subsidiary and Seller shall assume and be responsible for all liabilities and obligations (whether fixed, contingent, matured or unmatured, known or unknown, liquidated or unliquidated) related to the Excluded Assets. The parties hereto understand and agree that if any Excluded Assets cannot be transferred to Seller at or prior to the Closing Date by reason of any required consent or approval not being obtained, FSI and Purchaser will use reasonable efforts to transfer to Seller the benefits and burdens of such Excluded Assets so that Seller may enjoy the use of such Excluded Assets.

         1.3. SHARED ASSETS AND RELATED AGREEMENTS. The assets and properties of FSI or Seller (including the Related Assets) which following the Closing Date (and, if applicable, the Second Closing) shall be used in the conduct of both the Business and the Messaging Services Business and listed in
Schedule 1.3 are hereinafter referred to as the "Shared Assets". The Shared Assets shall be subject to (i) a Services Agreement in the form of Exhibit B-1 and (ii) a Trademark License Agreement in the form of Exhibit C-1, both of which shall be executed at the Closing. In addition, at the Closing (or, if applicable, the Second Closing), the parties shall execute (1) a Consulting Services Agreement in the form of Exhibit B-2, (2) a Pension and Retiree Benefits Administration Services Agreement in the form of Exhibit B-3, (3) a Sales and Marketing Agreement in the form of Exhibit D, (4) a Service Mark License Agreement in the form of Exhibit C-2, and (5) if Purchaser elects to acquire Seller's Marks (as defined below) in a Second Closing pursuant to
Section 2.7, a Trademark License Agreement in the form of Exhibit C-3. The foregoing agreements, with such changes therein as Purchaser and Seller may agree to as of the Closing Date (and, if applicable, the Second Closing), are hereinafter referred to as the "Related Agreements". Seller agrees to comply with all of its obligations under the Related Agreements.

         1.4. PERMITTED DIVIDEND. On or prior to the Closing Date, Seller may cause FSI to declare and pay to Seller a dividend, or otherwise to distribute to Seller, an amount in cash equal to $117,895,434 (the "Permitted Dividend"). Seller hereby agrees that Purchaser shall be entitled to deduct from the portion of the Purchase Price to be paid to Seller at the Closing (or, if not determined until after the Closing, shall receive a refund from Seller of a portion of the Purchase Price equal to) the amount, if any, by which the aggregate amount of dividends or other distributions or payments paid or made by FSI or any of its subsidiaries to Seller or any of its affiliates after June 30, 1994 in respect of its capital stock or otherwise (other than pursuant to Section 1.2 and the last sentence of Section 1.5) exceeds the amount of the Permitted Dividend.

         1.5. INTERCOMPANY ACCOUNTS. The balance of all intercompany accounts between Seller and its affiliates other than FSI and the FSI Subsidiaries, on the one hand, and FSI and the FSI Subsidiaries, on the other hand (the "Intercompany Accounts"), as of June 30, 1994 on a pro forma basis and on an actual basis will not be settled but will be contributed to capital of FSI at or prior to the Closing. Except as set forth in Schedule 1.5, from and after July 1, 1994, FSI and the FSI Subsidiaries have not made and, after the date of this Agreement, shall not make any payments or transfers, or incur any liabilities to Seller or any of its subsidiaries (other than FSI or the FSI Subsidiaries) except as permitted by Sections 1.2, 1.4 or 11.9 or as reimbursement for expenses incurred in the ordinary course of business and recorded in the Intercompany Accounts; provided, however, that expenses incurred by FSI in the amount of not less than $200,000 per month for each month after June 1994 shall be allocated to Seller as "Corporate Overhead", consistent with Seller's practice for the six months ended June 30, 1994 and royalties or other charges in respect of the use by FSI and the FSI Subsidiaries of any Related Assets, interest on Intercompany Accounts, revenue sharing payments and processing fees shall each be consistent with such charges made during the six months ended June 30, 1994. The balance of the Intercompany Accounts as so determined shall be paid in full on the Closing Date, or as soon as practicable thereafter, and Seller shall pay to FSI at or prior to the Closing the amount of any transfers set forth in Schedule 1.5.


ARTICLE II.         PURCHASE PRICE AND ASSUMPTION OF LIABILITIES.

         2.1. PURCHASE PRICE AND ADJUSTMENTS. (a) At the Closing, in consideration for the sale to Purchaser of the Shares and the Related Assets, and subject to Section 2.7, (i) Purchaser shall pay to Seller $1,193,223,000 (the "Purchase Price"), of which $893,223,000 less the sum of (x) the amount of the $10 million good faith deposit previously deposited with Seller, (y) any interest actually earned thereon, and (z) the amount of $45 million (the "Escrowed Funds") which shall be paid by Purchaser to the Escrow Agent (as named in the Escrow Agreement, as defined below) shall be paid in cash and $300,000,000 shall be paid by the assumption by Purchaser of the Western Union Pension Plan; and (ii) FSI and/or Purchaser, as applicable, shall assume the Assumed Liabilities (including the Western Union Pension Plan) as described in
Section 2.2. The cash portion of the Purchase Price to be paid at Closing shall be paid by wire transfer of immediately available funds, to such account or accounts of Seller as may be designated by Seller. The Escrowed Funds shall be held and paid pursuant to the provisions of an escrow agreement, substantially in the form attached as Exhibit K hereto (the "Escrow Agreement").

                    (b) The Purchase Price shall be subject to adjustment as follows:

                    (1) Seller has prepared (or caused to be prepared) the Pro Forma Balance Sheet which is a consolidated balance sheet of FSI and its subsidiaries as of June 30, 1994, which: (A) is adjusted to give effect to an assumed contribution by Seller of the Related Assets to FSI, to an assumed assumption by FSI of the Assumed Liabilities (other than the Pension Plan liability described in Section 2.2(a)), to the payment of an assumed dividend in the amount of $87,895,434 as of June 30, 1994 (rather than a payment of the Permitted Dividend) and to the other transactions contemplated by this Agreement, including the contribution to capital of FSI of all Intercompany Accounts as of June 30, 1994, the transfer of the Excluded Assets by FSI to Seller, and the assumption by Seller of the Excluded Liabilities; (B) reflects consolidated Total Assets (as defined below) and consolidated Total Liabilities (as defined below); (C) has been prepared using accounting practices consistent with those followed on an annual basis at each December 31, without regard to those followed on an interim basis; (D) otherwise has been prepared in accordance with generally accepted accounting principles applied on a basis consistent with the balance sheets of FSI and its subsidiaries as of December 31, 1993 and June 30, 1994 included in Exhibit E; and (E) fairly presents the consolidated financial position of FSI and its subsidiaries at June 30, 1994, after making the foregoing adjustments and all other adjustments that are necessary for a fair presentation of the consolidated financial position of FSI and its subsidiaries at that date. The Pro Forma Balance Sheet does not reflect any liability which may result under the Shareholders Agreement between FSI and Elektra, S.A. de C.V. if such Shareholders Agreement is not affirmed by FSI after the execution of this Agreement (which liability Purchaser acknowledges is not an obligation of Seller). For the purposes hereof, Total Liabilities" and "Total Assets" are defined in accordance with generally accepted accounting principles; provided, however, that Total Liabilities do not include any liability in respect of the Western Union Pension Plan or the Excluded Liabilities (as defined below); and provided, furthe, that Total Assets do not include the Excluded Assets and do not include any assets reflected in the Pro Forma Balance Sheet at values in excess of their historical cost less amortization; andprovided, further, that: (x) the amount of any reserve, liability or similar item on the Pro Forma Balance Sheet determined by any estimation methodology (the Methodology") has been determined by use of the same Methodology used in determining the amount included in the balance sheet of FSI and its subsidiaries as of December 31, 1993 included in Exhibit E; (y) Total Assets do not include any capitalized transaction costs incurred in connection with the Acquisition, all of which, if any, incurred by FSI prior to June 30, 1994 have been expensed by FSI prior to June 30, 1994; and (z) the Pro Forma Balance Sheet reflects full and adequate reserves against
         (1) all unpaid Federal, state, local or foreign taxes (including any interest, penalties or additions to tax that may become payable in respect thereof) assessed against or payable by FSI with respect to any period ending on or before June 30, 1994 and (2) unpaid or vested sales or other incentive compensation for Covered Employees which is earned through June 30, 1994.

                    (2) Seller shall cause its independent certified public accountants, Price Waterhouse ("Seller's Accountants"), to audit the Pro Forma Balance Sheet and Seller shall deliver to Purchaser within sixty (60) days after the date of this Agreement Seller's Accountants' draft audit report with respect thereto (together with the Pro Forma Balance Sheet), which report shall state that the Pro Forma Balance Sheet has been audited in accordance with generally accepted auditing standards and that the Pro Forma Balance Sheet has been prepared in accordance with the basis of accounting described in the notes thereto and the provisions of Section 2.1(b)(1). Purchaser's representatives, including its independent accountants, (which shall be a "Big Six" accounting firm or other accounting firm acceptable to Seller) ("Purchaser's Accountants"), shall be entitled to review all workpapers of Seller's Accountants and supporting evidence relating to such audit subject to appropriate indemnification arrangements for the benefit of Seller's Accountants.

                    (3) Within forty-five (45) days after its receipt of the Pro Forma Balance Sheet and the draft audit report of Seller's Accountants or, if later, thirty (30) days after the Closing Date, Purchaser shall notify Seller whether it accepts or disputes the accuracy of the Pro Forma Balance Sheet. If Purchaser accepts the Pro Forma Balance Sheet, Seller's Accountants shall be requested to issue their final audit report thereon and the Pro Forma Balance Sheet shall be deemed to be the audited pro forma balance sheet of FSI as of June 30, 1994 (the "Audited Pro Forma Balance Sheet"). If Purchaser disputes the accuracy of the Pro Forma Balance Sheet, it shall in such notice set forth in reasonable detail those items that Purchaser believes are not fairly presented and the reasons for its opinion.
         The parties shall then meet and in good faith use their best efforts to try to resolve their disagreements over the disputed items on the Pro Forma Balance Sheet. If the parties resolve their disagreements in accordance with the foregoing sentence, the Pro Forma Balance Sheet with those modifications to which the parties shall have agreed shall be deemed to be the Audited Pro Forma Balance Sheet. If the parties have not resolved their disagreements over the disputed items on the Pro Forma Balance Sheet within thirty (30) days after Purchaser's notice of dispute, the parties shall forthwith jointly select an independent "Big Six" firm (or other firm acceptable to both parties) of certified public accountants and such firm shall make a binding determination of those disputed items in accordance with this Agreement within ninety (90) days of its selection, and the Pro Forma Balance Sheet with those modifications determined by such third accounting firm shall be deemed to be the Audited Pro Forma Balance Sheet. The determination of such third accounting firm shall not be subject to judicial review. The fees and expenses of Purchaser's Accountants shall be paid by Purchaser, the fees and expenses of Seller's Accountants (including audit fees) shall be paid by Seller and the fees and expenses of any third accounting firm shall be shared equally by both parties.

                    (4) If FSI's consolidated Total Assets reflected in the Audited Pro Forma Balance Sheet do not exceed FSI's consolidated Total Liabilities reflected therein by at least $15.0 million, the amount by which the sum of FSI's consolidated Total Liabilities plus $15.0 million exceeds FSI's consolidated Total Assets shall be deducted from the Purchase Price and paid by Seller to Purchaser within two (2) business days after the Audited Pro Forma Balance Sheet has been determined by wire transfer of immediately available funds to such account or accounts as may be designated by Purchaser.

                    (5) If FSI's consolidated Total Assets reflected in the Audited Pro Forma Balance Sheet exceed FSI's consolidated Total Liabilities reflected therein by more than $15.0 million, the amount of such excess shall be added to the Purchase Price and paid by Purchaser to Seller within two (2) business days after the Audited Closing Date Balance Sheet has been determined by wire transfer of immediately available funds to such account or accounts as may be designated by Seller.

                    (6) All amounts payable by Seller to Purchaser or by Purchaser to Seller pursuant to this Section 2.1(b) shall bear interest for the period from the Closing Date to the date of payment of such amounts at the rate announced from time to time by Citibank, N.A. as its base rate.

         2.2. ASSUMPTION OF LIABILITIES. At and effective as of the Closing, FSI and/or Purchaser, as applicable, shall assume or continue to be responsible for, as the case may be, the following obligations and liabilities (the "Assumed Liabilities") of Seller pursuant to the Instrument of Assumption attached as Exhibit G:

                    (a) PENSION PLAN. Purchaser or a wholly-owned subsidiary of Purchaser will adopt and become the plan sponsor of the Western Union Pension Plan (as defined in the Amended Plan) and the trust thereunder, including any plans and trusts resulting from the division of the Western Union Pension Plan pursuant to Section 6.6(g), except that Seller shall remain liable for and shall indemnify and hold Purchaser and FSI and its subsidiaries harmless against any excise tax under Chapter 43 of the Internal Revenue Code, as amended (the "Code") asserted with respect to contributions made by Seller, FSI or Purchaser or omitted to be made to any plan of Seller or its affiliates and any prohibited transactions during or for any plan year prior to January 1, 1995, except any excise tax imposed for failure to make the minimum contribution with respect to the 1994 plan year. Purchaser and FSI shall be liable for and shall indemnify and hold Seller and its subsidiaries harmless against any such excise tax asserted with respect to contributions made to the Western Union Pension Plan and any prohibited transactions during or for any plan year commencing on or after January 1, 1995, and for any excise tax imposed for failure to make the minimum contribution with respect to the 1994 plan year.

                    (b) CERTAIN LIABILITIES. Purchaser or FSI or another affiliate of Purchaser will assume the liabilities listed in Schedule 2.2 associated with the Related Assets.

                    (c) COLLECTIVE BARGAINING AGREEMENTS. FSI shall assume all of Seller's obligations in respect of active employees of the Business under Seller's collective bargaining agreements (the "Collective Bargaining Agreements") with the Communications Workers of America (the "CWA").

         2.3. LIABILITIES NOT ASSUMED BY PURCHASER OR FSI. Except as expressly assumed hereunder, neither Purchaser, FSI, nor any subsidiary of either of them, shall assume or have any responsibility for or otherwise become liable for any liabilities (whether fixed, contingent, matured or unmatured, known or unknown, liquidated or unliquidated) of Seller (the "Excluded Liabilities"), including without limitation, (a) the Reno, Nevada Customer Service Center lease, (b) any liability of Seller to any of its creditors or shareholders, (c) any liability to the extent associated with the conduct of the Messaging Services Business (including without limitation, any liability to its employees under the Collective Bargaining Agreements or otherwise), (d) any liability associated with the Datek litigation referred to in Note G to Seller's financial statements for the quarter ended June 30, 1994 (the "Datek Litigation"), (e) any federal, state, local or foreign tax liabilities (including interest and penalties) attributable to the income of FSI and its subsidiaries included in Seller's consolidated federal and consolidated, combined or unitary state tax returns for all periods through the Closing Date,
(f) any liability related to the Excluded Assets, (g) any liability resulting from the failure by Seller or FSI prior to, or with respect to periods ending on or prior to, the Closing Date properly to fund, maintain or make payments pursuant to any benefit plans or arrangements (including governmental pension plans) for employees who are not United States citizens, or (h) any liability in respect of post-retirement benefits to any former employees of Seller or FSI who retired prior to the Closing Date, other than (1) post-retirement benefits provided under the Western Union Pension Plan expressly assumed pursuant to
Section 2.2(a) or (2) post retirement benefits for individuals who retire after the Closing Date pursuant to any plans maintained by or applicable to Purchaser or FSI on and after the Closing Date. Seller shall indemnify and hold Purchaser, FSI and the FSI Subsidiaries harmless from and against any loss, liability, damage or deficiency (including, without limitation, costs, interest, penalties and reasonable attorneys' fees) resulting from the Excluded Liabilities.

         2.4. CERTAIN OTHER ARRANGEMENTS. After the Closing Date, Purchaser agrees that it will not, and will cause FSI not to, take any action which would have the effect of increasing the amount of liability of Seller for any post-retirement benefits payable to any former employees of Seller or FSI under the Collective Bargaining Agreements.

         2.5. PENSION ASSETS. (a) Seller shall indemnify and hold Purchaser, FSI and the FSI Subsidiaries harmless from and against any decline in the fair market value of the assets in the Western Union Pension Plan (the "Plan Assets") from December 31, 1993 to the Closing Date (other than as a result of the payment of plan benefits and expenses from and after December 31, 1993 and prior to the Closing Date and without giving effect to any minimum funding contribution made by Seller during such period) as follows: Within forty-five (45) days following the Closing Date, Seller shall provide Purchaser with a statement of the fair market value of the Plan Assets as of the Closing Date. Purchaser shall have ten (10) days to review such statement and to give Seller notice of any objection it may have to the value of any asset included therein. In the event that such an objection is made and Seller and Purchaser cannot resolve the dispute within ten (10) days thereafter, the dispute shall be referred to a nationally recognized organization expert in pricing securities (an "Evaluation Firm") satisfactory to Seller and Purchaser whose opinion as to the fair market value of the disputed item(s) shall be delivered within thirty days and shall be binding on Seller and Purchaser and whose fees and expenses shall be borne equally by the parties. The opinion of the Evaluation Firm shall not be subject to judicial review. In the event that the fair market value of the Plan Assets as of the Closing Date is less than the fair market value of the Plan Assets as of December 31, 1993 (other than as a result of the payment of plan benefits and expenses from and after December 31, 1993 and prior to the Closing Date and without giving effect to any minimum funding contribution made by Seller during such period), then Seller shall pay the difference to Purchaser within three (3) days after the fair market value of the Plan Assets as of the Closing Date is determined.

                    (b) For purposes of Section 2.5(a) the parties agree that the fair market value of the Plan Assets at December 31, 1993 shall be $288,349,000. Seller and Purchaser agree to compute and to instruct any Evaluation Firm selected pursuant to Section 2.5(a) to compute the value of the Plan Assets as of the Closing Date on a basis consistent with the December 31, 1993 valuation set forth above.

         2.6. CLOSING. The Closing shall take place at the offices of Mudge Rose Guthrie Alexander & Ferdon, 180 Maiden Lane, New York, New York 10038 at 11:00 a.m. New York City Time on the last business day of the calendar month in which the conditions set forth in Article IX have been satisfied, or at such other time or place as the parties may agree and as may be approved by the Bankruptcy Court.

         2.7. DEFERRED CLOSING ELECTION. (a) Notwithstanding anything herein to the contrary, Purchaser may elect, on 15 days' notice to Seller prior to the Closing, to close the purchase of all interests owned by Seller and its subsidiaries and affiliates in those Marks and associated goodwill constituting the Western Union Name and Trademark not held by FSI or the FSI Subsidiaries ("Seller's Marks") separately from and subsequent to the Closing of the purchase of the Shares and the other Related Assets, provided that the date elected by Purchaser for such subsequent closing (the "Second Closing") shall be on or before January 15, 1995. If Purchaser so elects, (i) the Purchase Price payable at the Closing shall be reduced by $250,000,000, (ii) at the Closing, Purchaser and Seller shall execute and deliver a Trademark License Agreement in the form of Exhibit C-3; and (iii) at the Second Closing:
Purchaser shall pay to Seller $250,000,000 plus a license or royalty fee on such amount computed at the rate per annum announced from time to time by Citibank, N.A. as its base rate from the date of the Closing to the Second Closing; Seller shall execute and deliver to Purchaser a Bill of Sale in the form of Exhibit F-3 and such other instruments of transfer, conveyance and assignment as are reasonably necessary to vest in Purchaser, free and clear of all Liens except Permitted Liens, all right, title and interest of Seller and its subsidiaries and affiliates as of the date of this Agreement and through the Second Closing in and to Seller's Marks; and Seller shall cause to be delivered to Purchaser written opinions of Seller's General Counsel and Mudge Rose Guthrie Alexander & Ferdon, counsel to Seller, addressed to Purchaser, substantially in the forms attached hereto as Exhibits H and I, respectively, as specified therein with respect to the Second Closing. It is understood and agreed among the parties that if the Closing occurs each party shall be absolutely and unconditionally obligated to complete the Second Closing and this obligation shall be a separate independent covenant and agreement and shall not be affected by any circumstance whatsoever, including (1) any set-off, claim, counterclaim, defense or other right which Purchaser may have against Seller or Seller may have against Purchaser, any failure on the part of any party to comply with this Agreement or any Related Agreement or any validity or unenforceability thereof, (2) any defect in title, condition, operation, merchantability or fitness for use of the Shares or any Related Assets, (3) any insolvency, bankruptcy, reorganization or similar proceedings by or against any party or any other person, or (4) any other circumstance or event whatsoever, whether or not similar to any of the foregoing.

                    (b) Each party acknowledges that the rights of the other party to consummate the transactions contemplated by this Section 2.7 are special, unique and of extraordinary character, and in the event that a party violates or fails or refuses to perform any covenant or agreement made by it in this Section 2.7 then the other party may be without adequate remedy at law. Each party agrees, therefore, that nothing in this Agreement, including the provisions of Section 11.11, shall be deemed to limit the right of a party, in the event that the other party violates, fails or refuses to perform any covenant or agreement by it in this Section 2.7, to institute or prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief. The seeking of specific performance or injunctive relief from a court shall not constitute a waiver of the right of any party, including the claimant in any such action, to arbitrate any other controversy or claim arising out of or relating to this Agreement.


ARTICLE III.        REPRESENTATIONS AND WARRANTIES OF SELLER.

         Seller hereby represents, covenants and warrants to Purchaser as follows:

         3.1. CORPORATE ORGANIZATION; ETC. Each of Seller and FSI is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has full corporate power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns; is duly qualified or licensed to do business as a foreign corporation in good standing in every jurisdiction in which ownership of property or the conduct of its business requires such qualification, except jurisdictions in which its failure to qualify to do business would not have a material adverse effect on the business, prospects, operations, properties, assets or condition (financial or otherwise) of FSI and the FSI Subsidiaries (as hereinafter defined) or the Business taken as a whole (a "Material Adverse Effect"). The copies of the Certificate of Incorporation and By-Laws of each of Seller and FSI heretofore made available to Purchaser are complete and correct copies of such instruments as are presently in effect.

         3.2. CAPITALIZATION OF FSI. The authorized capital stock of FSI consists of 20,000 shares of Common Stock, $.01 par value per share, of which 1,000 shares are issued and outstanding and no shares are held in the treasury of FSI. The Shares constitute all of the issued and outstanding shares of capital stock of FSI and are owned beneficially and of record solely by Seller. All issued and outstanding shares of capital stock of FSI are validly issued, fully paid and nonassessable. There are no outstanding (a) securities convertible into or exchangeable for capital stock of FSI; (b) options, warrants or other rights to purchase or subscribe to capital stock of FSI or securities convertible into or exchangeable for capital stock of FSI; or (c) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance or voting of any capital stock of FSI, any such convertible or exchangeable securities or any such options, warrants or rights.

         3.3. SUBSIDIARIES AND AFFILIATES. Schedule 3.3 sets forth the name and jurisdiction of incorporation of each subsidiary of FSI (the "FSI Subsidiaries"). Seller does not own, directly or indirectly, any capital stock or other equity interest in any corporation or other entity which has any interest in the Business or any Related Assets not listed in Schedule 3.3. Except as and to the extent set forth in Schedule 3.3, all the outstanding capital stock of each FSI Subsidiary (i) is owned directly or indirectly by FSI and at the Closing Date will be held free and clear of all Liens, and (ii) is validly issued, fully paid and nonassessable. There are no outstanding options, rights or agreements of any kind relating to the issuance, sale or transfer of any capital stock or other equity securities of any FSI Subsidiary. Each FSI Subsidiary (1) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation; (2) has full corporate power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns; and (3) except as provided in Schedule 3.3, is duly qualified or licensed to do business as a foreign corporation in good standing in every jurisdiction in which ownership of property or the conduct of its business requires such qualification, except jurisdictions in which the failure to qualify to do business would have no Material Adverse Effect. Seller has heretofore made available to Purchaser complete and correct copies of the certificate of incorporation and by-laws of each FSI Subsidiary, as presently in effect.

         3.4. AUTHORIZATION, ETC. Seller has full corporate power and authority to enter into this Agreement and the Related Agreements and to carry out the transactions contemplated hereby. This Agreement and the Related Agreements have been duly approved by an order of the Bankruptcy Court determining that the Purchase Price and the other consideration to be paid by Purchaser is the highest and best offer for the Business and authorizing Seller to perform the transactions contemplated by this Agreement and the Related Agreements in accordance with the terms of such order and subject to confirmation of the Amended Plan. The Board of Directors of Seller has taken all action required by law and the Bankruptcy Court to be taken by them to authorize the execution and delivery of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby, and this Agreement is and upon execution the Related Agreements will be legal, valid and binding agreements of Seller enforceable in accordance with their terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights, (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought, and (iii) enforceability of the indemnification provisions of this Agreement and the Related Agreements may be subject to limitations of public policy under Federal or State laws.

         3.5. FINANCIAL STATEMENTS. The consolidated balance sheets of Seller and its subsidiaries and of FSI and its subsidiaries as of December 31, 1993 and December 31, 1992, and the related consolidated statements of operations, operations and retained earnings, changes in capital and cash flows for each of the three years in the period ended December 31, 1993, audited by Price Waterhouse, independent certified public accountants, and included in Exhibit E, and the consolidated unaudited balance sheets of Seller and its subsidiaries and of FSI and its subsidiaries as of June 30, 1994 and the related consolidated statements of operations and retained earnings and cash flows for the six months then ended included in Exhibit E (i) have been prepared in accordance with the books of account and other financial records of Seller, (ii) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as otherwise stated therein), (iii) fairly present the consolidated financial position of Seller and its subsidiaries and of FSI and its subsidiaries at such dates and their results of operations, changes in capital or retained earnings and cash flows for such periods, and (iv) with respect to the June 30, 1994 financial statements, include all adjustments (consisting only of normal recurring accruals) that are necessary for a fair presentation of the consolidated financial position of Seller and its subsidiaries and of FSI and its subsidiaries and the results of their operations and their cash flows. The Pro Forma Balance Sheet attached as Exhibit A has been properly compiled on the basis of the assumptions set forth therein, none of which are inconsistent with any provisions of this Agreement and in the notes thereto, and the pro forma adjustments have been properly applied to the historical amounts in the compilation of the Pro Forma Balance Sheet in each case in compliance with Section 2.1.

         3.6. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth on the Schedules hereto, since June 30, 1994 the Business has been conducted only in the ordinary course consistent with past practices and there has not been:

                    (i) any material adverse change in the financial position or results of operations of the Business or of FSI and its subsidiaries considered as a whole from that reflected in the financial statements as of June 30, 1994, attached hereto as Exhibit E, or any material adverse change in the

         Business, or the assets or prospects of FSI and the FSI Subsidiaries considered as a whole;

                    (ii) any material damage, destruction or other casualty loss with respect to any Related Assets or any property owned or leased by Seller, FSI or any FSI Subsidiaries and used in the Business that is not adequately covered by insurance;

                    (iii) any event or events that could, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect; or

                    (iv) except for the Permitted Dividend, any dividend or other distribution on or with respect to any capital stock of FSI or any FSI Subsidiary.

         3.7. SERVICE MARKS, TRADEMARKS, TRADE NAMES, ETC. (a) Schedule 3.7(a) contains an accurate and complete description of all Marks, all material registered copyrights and all material computer software used by Seller, FSI or any FSI Subsidiary in or necessary for the Business, all Marks used by Seller, FSI or any FSI Subsidiary in or necessary for the Business constituting the Western Union Name and Trademark, all applications for any of the foregoing, and a list of all licenses, sublicenses and other agreements relating thereto ("Intellectual Property Agreements"). Schedule 3.7(b) contains an accurate and complete description of all Marks which Seller and its subsidiaries (including without limitation FSI and the FSI Subsidiaries) own, license or otherwise have the right to use, relating to the Business or otherwise, which are not otherwise disclosed in Schedule 3.7(a).

                    (b)      (i)     Upon the Closing (or, if applicable, the
         Second Closing) and after giving effect to the transactions contemplated hereby, Purchaser, FSI and the FSI Subsidiaries (A) shall collectively own or will be licensed or otherwise have the right to use, free and clear of all Liens (other than Permitted Liens and Liens created by this Agreement, the Related Agreements or by or through Purchaser, including the restrictions contained in the Intellectual Property Agreements), all right, title and interest in and to the Western Union Name and Trademark and all other Marks used in or necessary for the conduct of the Business (and, in the case of the Western Union Name and Trademark, the Messaging Services Business), as presently conducted, and the goodwill relating thereto, (B) shall collectively receive or own all right, title and interest of Seller, FSI and the FSI Subsidiaries in and to, or other non- proprietary rights to the use of, all other Intellectual Property (as defined below) used in or necessary for the conduct of the Business, as presently conducted, and the goodwill relating thereto, and (C) as a result of the foregoing, shall collectively receive or own or will be licensed or otherwise have the right to use, all Intellectual Property used in or necessary for the conduct of the Business (and, in the case of the Western Union Name and Trademark, the Messaging Services Business), as presently conducted;

                             (ii) except as set forth in Schedule 3.7(c), to the knowledge of Seller, the use by Seller and its subsidiaries of the Western Union Name and Trademark and all other Intellectual Property used in or necessary for the conduct of the Business (and, in the case of the Western Union Name and Trademark, the Messaging Services Business), as presently conducted, does not infringe upon the rights of any third party anywhere in the world, nor are there any infringing or diluting uses of the Western Union Name and Trademark or any other Marks used in or necessary for the conduct of the Business (and, in the case of the Western Union Name and Trademark, the Messaging Services Business), as presently conducted, by any third party anywhere in the world;

                             (iii) except for the Intellectual Property
         Agreements and other than Permitted Liens and Liens created by this Agreement, the Related Agreements or by or through Purchaser, and subject to applicable Legal Requirements and the restrictions contained in the Sale Order, as of the Closing (and, if applicable, as to Seller's Marks, the Second Closing), Seller and its subsidiaries shall have the right to assign rights, including rights of usage, in the Western Union Name and Trademark and all other Intellectual Property used in or necessary for the conduct of the Business (and, in the case of the Western Union Name and Trademark, the Messaging Services Business), as presently conducted, anywhere in the world without seeking the approval or consent of any third party and without payment to any third party, and shall not have granted any license or other right to use the Western Union Name and Trademark, any other Marks or any other Intellectual Property used in or necessary for the conduct of the Business (and, in the case of the Western Union Name and Trademark, the Messaging Services Business), as presently conducted, to any other person anywhere in the world, other than limited rights granted to third parties to use Intellectual Property other than Marks or the Western Union Name and Trademark solely in connection with performing services for Seller, FSI or the FSI Subsidiaries;

                             (iv) Schedule 3.7(c) contains an accurate and complete description of all material adverse claims, disputes, demands, proceedings, or litigation that have been asserted or, to the knowledge of Seller, threatened, by any person anywhere in the world to the use, ownership or validity of the Western Union Name and Trademark or any other Marks used in or necessary for the conduct of the Business (and, in the case of the Western Union Name and Trademark, the Messaging Services

         Business), as presently conducted, and Seller does not know of any other valid basis for any such claims, disputes, demands, proceedings, or litigation;

                             (v) except for the Intellectual Property
         Agreements or as set forth in Schedule 3.7(c), there is no outstanding order, decree, stipulation, written restriction, undertaking, administrative or judicial decision or judgment, or any other kind of agreement, limiting or restricting the use or licensing of the Western Union Name and Trademark or any other Marks used in or necessary for the conduct of the Business (and, in the case of the Western Union Name and Trademark, the Messaging Services Business), as presently conducted, or declaring any abandonment thereof anywhere in the world;

                             (vi) Seller has made available to Purchaser all reports or written advice, including without limitation, appraisals and trademark search reports, received by Seller relating in whole or in part to the ownership, availability, enforceability, or possible infringement of the Western Union Name and Trademark and all other Marks used in or necessary for the conduct of the Business (and, in the case of the Western Union Name and Trademark, the Messaging Services Business), as presently conducted, anywhere in the world;

                             (vii) except as set forth in Schedule 3.7(c), all registrations for and applications to register the Western Union Name and Trademark and all other Marks used in or necessary for the conduct of the Business (and, in the case of the Western Union Name and Trademark, the Messaging Services Business), as presently conducted, anywhere in the world, including but not limited to such registrations and applications listed in Schedule 3.7(a), are in full force and effect and uncontested, not abandoned, fully assignable to Purchaser and are not subject to cancellation for non-use, and will not be subject to cancellation for non-use within three months after the Closing Date (and, if applicable, as to Seller's Marks, the Second Closing); and

                             (viii) neither Seller, FSI nor any FSI Subsidiary owns or licenses any patents (other than in connection with existing leases or ownership of computer equipment used in the ordinary course of the Business).

                    (c) As to the Intellectual Property Agreements listed in Schedule 3.7(a), except as noted therein (i) all such agreements are in full force and effect and, to the extent such agreements are Related Assets, are fully assignable to Purchaser; (ii) neither the Seller nor any other parties to such agreements are in default in any material respect under any such agreement, except for those defaults under money transfer agent agreements and network agent agreements which, individually or in the aggregate, would not have a Material Adverse Effect; (iii) none of Seller, FSI or any of the FSI Subsidiaries is or will become obligated to make any additional royalty or similar payments under any such agreements as a result of the transactions contemplated by this Agreement; and (iv) the exercise by the Seller, FSI or any of the FSI Subsidiaries of their rights under any such agreement does not infringe upon the claimed rights of others. True and complete copies of all Intellectual Property Agreements have been made available to Purchaser.

                    (d) "Intellectual Property" means (a) inventions, whether or not patentable, whether or not reduced to practice, and whether or not yet made the subject of a pending patent application or applications, (b) ideas and conceptions of potentially patentable subject matter, including, without limitation, any patent disclosures, whether or not reduced to practice and whether or not yet made the subject of a pending patent application or applications, (c) national (including the United States) and multinational statutory invention registrations, patents, patent registrations and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations) and all rights therein provided by international treaties or conventions and all improvements to the inventions disclosed in each such registration, patent or application, (d) trademarks, service marks, trade dress, logos, trade names and corporate names, whether or not registered, including all common law rights, and registrations and applications for registration thereof, including, but not limited to, all marks registered in the United States Patent and Trademark Office, the Trademark Offices of the States and Territories of the United States of America, and the Trademark Offices of other nations throughout the world, and all rights therein provided by international treaties or conventions (collectively, "Marks"), (e) copyrights (registered or otherwise) and registrations and applications for registration thereof, and all rights therein provided by international treaties or conventions, (f) moral rights (including, without limitation, rights of paternity and integrity), and waivers of such rights by others, (g) computer software (other than software for personal computers generally available in the retail market), including, without limitation, source code, operating systems and specifications, data, data bases, files, documentation and other materials related thereto, (h) trade secrets and confidential, technical and business information (including ideas, formulas, compositions, inventions, and conceptions of inventions whether patentable or unpatentable and whether or not reduced to practice), (i) whether or not confidential, technology (including know-how and show-how), manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (j) copies and tangible embodiments of all the foregoing, in whatever form or medium, (k) all rights to obtain and rights to apply for patents, and to register trademarks and copyrights, and (l) all rights to sue or recover and retain damages and costs and attorneys' fees for present and past infringement of any of the foregoing.

         3.8. LEASES AND REAL PROPERTY. Schedule 3.8 contains a list of all leases pursuant to which Seller, FSI or any FSI Subsidiary leases real property used in connection with the Business or the Related Assets. Except as set forth in Schedule 3.8, (a) all such leases are in full force and effect and constitute the valid and binding obligations of Seller or its subsidiaries and, to Seller's knowledge, the other parties thereto; and (b) at the Closing Date there will be no default under any such lease by Seller or any of its subsidiaries or, to their knowledge, any other party thereto. With the exception of defaults resulting from the filing of the Case, no event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default under any such lease entitling any party to terminate such lease, and the continuation, validity and effectiveness of all such leases under the current terms thereof will in no way be affected, altered or impaired by the consummation of the Acquisition. True and complete copies of all such leases, including all amendments thereto, have been made available to Purchaser. None of FSI or any of the FSI Subsidiaries currently owns or at any time in the past has owned any real property.

         3.9. TAXES. As used in this Agreement, "taxes" or "tax liability" means all taxes (including but not limited to income taxes, excise taxes, sales taxes, gross receipts or any other taxes), including applicable interest, additions to tax and penalties.

                    (a) Except as set forth in Schedule 3.9, each of FSI and its subsidiaries has filed all required tax returns, and has paid all taxes shown thereon as owing. Such returns are correct and complete in all material respects.

                    (b) Except as set forth in Schedule 3.9, each of FSI and its subsidiaries has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

                    (c) Except as set forth in Schedule 3.9, (i) neither Seller nor any director, officer, or employee responsible for tax matters of Seller or FSI is aware of any proposed tax assessment by any tax authority for additional taxes for any period for which tax returns have been filed; and (ii) there is no currently pending dispute or claim concerning any tax liability of Seller's affiliated group, FSI, or any of its subsidiaries of which such persons have knowledge.

                    (d) Neither FSI nor any of its subsidiaries has been a member of an affiliated group filing a consolidated federal income tax return, or any consolidated or combined or unitary group filing a state tax return, other than a group the common parent of which is Seller.

                    (e) Except as set forth in Schedule 3.9, Seller has on behalf of its affiliated group including FSI filed all required tax returns required for any period during which FSI or any of its subsidiaries has been a member of the group, and has paid all taxes shown thereon as owing. Such returns are correct and complete in all material respects.

                    (f) Except as set forth in Schedule 3.9, none of FSI and its subsidiaries has any liability for taxes (i) as a transferee or successor, or (ii) imposed by contract.

         3.10. INSURANCE. Schedule 3.10 contains a description of all material policies of fire, liability, workmen's compensation and other forms of insurance owned or held by Seller, FSI and each FSI Subsidiary relating to the Business. All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the date of this Agreement have been paid, and as of the Closing will have been paid, and no notice of cancellation or termination has been received with respect to any such policy. True and complete copies of all policies listed in Schedule 3.10 have been made available to Purchaser. All such policies are of a scope and, in the opinion of management, in an amount to insure all material assets of FSI relating to the Business as is usual and customary for businesses engaged in the Business and are sufficient for compliance in all material respects with all requirements of law and all agreements relating to the Business to which FSI or any of its subsidiaries is a party. All material notices relating to the Business required to have been given by Seller, FSI or any of their subsidiaries to any insurance company have been timely and duly given, and no insurance company has asserted (or reserved its right to assert) that any unsatisfied judgment or any pending or asserted action, suit or other claim relating to the Business is not covered by the applicable policy relating thereto.

         3.11. BENEFIT PLANS. (a) Schedule 3.11 contains a true and complete list of Seller's and FSI's "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and all stock option, deferred compensation, incentive and similar plans (the "Benefit Plans"). Each Benefit Plan is in writing, and Seller has previously made available to Purchaser a true and correct copy of each Benefit Plan together with a true and complete copy of the relevant trust instruments, the most recently filed Internal Revenue Service Form 5500, the most recently received IRS determination letter, and the most recently prepared actuarial report and financial statement. Except as disclosed in Schedule 3.11, no Benefit Plan subject to Title IV of ERISA has been terminated and no proceeding has been initiated to terminate any Benefit Plan with respect to which Purchaser would be expected to incur any liability, direct or indirect, contingent or otherwise, under Title IV of ERISA. Neither the Shares nor the Related Assets are the subject of any lien arising under Section 302(f) of ERISA or Section 412(n) of the Code and neither Seller nor FSI is the subject of any lien arising under Section 302(f) of ERISA or Section 412(n) of the Code or has been required to post any security under Section 307 of ERISA or Section 401(a)(29) of the Code with respect to any Benefit Plan. Except as disclosed in Schedule 3.11, to the best knowledge of Seller, no action or claims (other than routine claims for benefits made in the ordinary course of administration of the Benefit Plans) are pending, threatened or imminent against or with respect to any Benefit Plan, or any sponsor or fiduciary (as defined in Section 3(21) of ERISA) of any Benefit Plan. Neither Seller nor FSI has engaged in a transaction described in Section 4069 of ERISA. Neither Seller, FSI nor any Benefit Plan has engaged in any prohibited transactions (as defined in Section 406 or 407 of ERISA or Section 4975 of the Code) for which a statutory exemption is not available. Except as otherwise provided in Articles II and VI, Purchaser and Seller agree that Purchaser expressly does not assume any liability, including contingent liabilities, under any Benefit Plan. No Benefit Plan under which Seller or FSI has any liability or other obligation is or was a "multiple employer plan" within the meaning of Section 413(c) of the Code, or a "multiemployer plan" as defined in Section 3(37) of ERISA. All continuation health care coverage and notice requirements under Section 4980B of the Code and Sections 601 and 608 of ERISA have been satisfied with respect to all Covered Employees or prior employees of Seller and FSI and any "qualified beneficiary" (within the meaning of Section 4980B(g) of the Code) of such employees.

                    (b) Each Benefit Plan which is intended to qualify under Section 401(a) of the Code has been determined to be so qualified by the Internal Revenue Service and nothing has occurred since the date of the last such determination which has resulted or is likely to result in the revocation of such determination. Each Benefit Plan has been operated and administered in all material respects in accordance with its respective terms and applicable law.

         3.12. CONSENTS AND APPROVALS OF GOVERNMENTAL AUTHORITIES. Except for (i) requirements of the Bankruptcy Code, (ii) requirements of state and foreign banking, currency or other regulatory authorities (all of which requirements are set forth in Schedule 3.12), and (iii) filing and recording appropriate documents as provided by the laws of the State of New Jersey relating to conveyances of interests in real estate, no consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby or to enable Purchaser, FSI and the FSI Subsidiaries to conduct the Business after the Closing as and where it is currently being conducted.

         3.13. NO VIOLATION. Except as set forth in Schedule 3.13, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate any provision of the certificate of incorporation or by-laws of Seller, FSI or any FSI Subsidiary, or violate, or be in conflict with, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or cause the acceleration of the maturity of any debt or obligation pursuant to, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation or imposition of any security interest, Lien, encumbrance, claim or adverse interest of any kind or nature whatsoever on any of the Related Assets or the assets or property of FSI or any subsidiary pursuant to, any agreement or commitment to which Seller, FSI or any FSI Subsidiary is a party or by which Seller, FSI or any FSI Subsidiary is bound or any of their properties is subject, or violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority, except for such violations, defaults or other events as would not individually or in the aggregate have a Material Adverse Effect.

         3.14. GOOD TITLE CONVEYED, ETC. Upon approval by the Bankruptcy Court of an order confirming the Amended Plan (the "Confirmation Order") and an order approving this Agreement and authorizing the sale of the Shares and the Related Assets under Section 363 of the Bankruptcy Code substantially in the form of Exhibit L (the "Sale Order") and expiration of the period for stay of the Sale Order without a stay of the Sale Order having been granted and not lifted, Seller will have complete and unrestricted power and the unqualified right to sell, assign, transfer and deliver to Purchaser, and, at the Closing Date (and, if applicable, as to Seller's Marks, the Second Closing), Seller and its affiliates will transfer good, valid and marketable title, free and clear of all Liens, to the Shares and, except for Permitted Liens, the Related Assets. The Bill of Sale in the form attached as Exhibit F-1 and the deeds, endorsements, assignments and other instruments to be executed and delivered to Purchaser by Seller at the Closing (and, if applicable, the Second Closing) will be legal, valid and binding obligations of Seller enforceable in accordance with their terms, subject as to enforcement to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equity principles and will effectively vest in Purchaser good, valid and marketable title to all the Related Assets, subject to Permitted Liens.

         3.15.      GOVERNMENT LICENSES, PERMITS AND RELATED APPROVALS.
Schedule 3.15 sets forth all licenses, permits, consents, approvals, authorizations, qualifications and orders of any Governmental Agency (as hereinafter defined) necessary to enable Seller, FSI and the FSI Subsidiaries to conduct their respective businesses as presently conducted, except where the failure to have any such license, permit, consent, approval, authorization, qualification or order, would not, individually or in the aggregate, have a Material Adverse Effect. All such licenses, permits, consents, approvals, authorizations, qualifications and orders are valid and in full force and effect, except as set forth in Schedule 3.15.

         3.16. CONDUCT OF BUSINESS IN COMPLIANCE WITH REGULATORY REQUIREMENTS. Except as set forth in Schedule 3.16, the Business and the Related Assets are operated and maintained in compliance with each applicable law, regulation, ordinance and code promulgated by any Governmental Agency, except for those circumstances of noncompliance which would not, individually or in the aggregate, have a Material Adverse Effect.

         3.17. LITIGATION. Except as set forth in Schedule 3.17 hereto, no action, suit, proceeding or investigation is pending or, to the knowledge of Seller, threatened, against Seller or FSI or any FSI Subsidiary relating to or affecting the Business or any of the Related Assets, except for any actions, suits, proceedings or investigations that if adversely determined, individually or in the aggregate with all other actions, suits, proceedings or investigations, would not have a Material Adverse Effect.

         3.18.      ENVIRONMENTAL MATTERS.  Except as set forth in Schedule
3.18 hereto:

                    (a) The Business and all other properties owned, leased, used or operated by FSI or any FSI Subsidiary have been operated in compliance in all material respects with all applicable environmental laws.

                    (b) FSI and the FSI Subsidiaries have obtained, maintained, and complied with all permits, licenses, approvals and other authorizations which are required for the operation of the Business pursuant to applicable environmental laws, except for such permits, licenses or approvals the failure to obtain, maintain or comply with which would not, individually or in the aggregate, have a Material Adverse Effect, and have maintained all material records and made all material filings required by applicable environmental laws.

                    (c) Neither Seller, FSI nor any FSI Subsidiary has received any written notice of any pending or threatened investigation, proceeding or claim to the effect that it is or may be liable to any person, or responsible or potentially responsible for the costs of any remedial or removal action or other cleanup costs, as a result of noncompliance with any applicable environmental laws or arising out of the presence, generation, storage, treatment or disposal of hazardous substances, solid or hazardous wastes, petroleum or toxic materials, including liability under the Comprehensive Environmental Response, Compensation and Liability Act, as amended, or any state superfund law; and there is no past or present action, activity, condition or circumstance that could be expected to give rise to any liability on the part of FSI or any FSI Subsidiary to any person, or for any such cleanup costs.

                    (d) The transactions contemplated hereby do not require compliance with, and/or are exempt from the requirements of, the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq. ("ISRA") or any other similar state superfund or other environmental law relating to the transfer of real property or leasehold interests, or disclosure of actual or potential environmental liabilities; none of the assets of FSI or of any of the FSI Subsidiaries includes an "industrial establishment" within the meaning of ISRA; and the transactions contemplated hereby do not constitute "closing operations", "transferring ownership or operations" or a "change of ownership", within the meaning of ISRA, with respect to any such industrial establishment.

         3.19.      NO UNDISCLOSED LIABILITIES.  Except (a) as set forth in
Schedule 3.19, (b) for Intercompany Accounts which will be paid or settled pursuant to Section 1.5 hereof, (c) for liabilities set forth or reserved against or disclosed in the Pro Forma Balance Sheet, (d) for liabilities disclosed in this Agreement or the schedules hereto, and (e) for liabilities incurred in the ordinary and usual course of the Business since June 30, 1994, neither FSI nor any of the FSI Subsidiaries has any liabilities (whether accrued, absolute, contingent or otherwise) which would, individually or in the aggregate, have a Material Adverse Effect.

         3.20. CONTRACTS. Schedule 3.20 lists all ongoing (a) broker, distributor, dealer, franchise or agency agreements, (b) management agreements,
(c) agreements with governmental authorities, (d) noncompete or other agreements that limit the Business, (e) intercompany agreements and (f) any other agreements with revenues or expenses exceeding or anticipated to exceed $1,0000,000 annually, relating to the Business to which Seller or any of its subsidiaries is a party (each a "Material Agreement"). Each Material Agreement is legally valid and binding except to the extent that the invalidity or nonbinding nature of any Material Agreement would not have a Material Adverse Effect, and neither Seller nor any of its subsidiaries, nor, to their knowledge, any other party thereto, is in default in the performance of any of its obligations under any Material Agreement, except for defaults which would not, individually or in the aggregate, have a Material Adverse Effect. Except as set forth in Schedule 3.20, no event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default under any such Material Agreement entitling any party to terminate any such Material Agreement, and the continuation, validity and effectiveness of all such Material Agreements under the current terms thereof will in no way be affected, altered or impaired by the consummation of the Acquisition or any other transaction contemplated hereby.

         3.21.      CONDUCT OF BUSINESS BY PURCHASER.  Except as listed in
Schedule 3.21, upon consummation of the Acquisition on the Closing Date (and, if applicable, the Second Closing), Seller shall have transferred to Purchaser all of Seller's assets and properties used in or necessary for the operation of the Business in the manner presently conducted by Seller except for any licenses, permits or approvals which cannot be transferred to Purchaser or which Purchaser is required to obtain. The Related Assets together with the assets of FSI and the FSI Subsidiaries and the benefits to Purchaser under the Related Agreements constitute all of the assets used in the Business.

         3.22. BROKERS AND FINDERS. None of Seller, FSI, any of their subsidiaries or any of their officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement.

         3.23. PENSION PLAN CONTRIBUTION. Seller made a contribution to the Western Union Pension Plan on September 14, 1994 in respect of the 1993 Plan Year in the amount of $20,269,753.

         3.24. LABOR RELATIONS. Except as described in Schedule 3.24, (a) Seller, FSI and each FSI Subsidiary is in compliance in all material respects with all applicable law respecting employment and employment practices, terms and conditions of employment and wages and hours; (b) there are no charges, investigations, administrative proceedings or formal complaints of discrimination (including discrimination based upon sex, age, marital status, race, national origin, religion, sexual preference, disability, veteran status, color or citizenship status) pending or, to Seller's knowledge, threatened before the Equal Employment Opportunity Commission or any other Governmental Agency against Seller, FSI or any FSI Subsidiary; (c) there have been no governmental audits of Seller's, FSI's or any FSI Subsidiary's, equal employment opportunity practices of the Business; (d) there is no unfair labor practice, complaint, charge or other matter against or involving Seller, FSI or any FSI Subsidiary pending, or to Seller's knowledge, threatened, before the National Labor Relations Board or any other Governmental Agency; (e) there is no (and since December 31, 1990 has not been any) labor strike, dispute, organizing effort, slow down, stoppage or other labor difficulty pending, involving or threatened against or affecting Seller, FSI or any FSI Subsidiary, and (f) no representation question exists (or has existed since

December 31, 1990) respecting Seller's, FSI's or any FSI subsidiary's employees. Schedule 3.24 lists all reports and filings made by Seller, FSI and all FSI Subsidiaries pursuant to Executive Order 11246 (Equal Employment Opportunity) and similar applicable laws since December 31, 1990. Schedule
3.24 lists all collective bargaining agreements of Seller, true and correct copies of which have been delivered by Seller to Purchaser.

         3.25. FULL DISCLOSURE. (a) Seller is not aware of any facts pertaining to FSI or any of its subsidiaries or the Business which could, individually or in the aggregate, have a Material Adverse Effect, or that could be expected to impair the ability of Seller to perform this Agreement and the transactions contemplated hereby, or the ability of Purchaser, FSI and the FSI Subsidiaries to conduct the Business after the Closing (and, if applicable, the Second Closing) as presently conducted, and which have not been disclosed in this Agreement, the schedules hereto or the financial statements included in Exhibit E hereto or otherwise disclosed to Purchaser by Seller in writing.

                    (b) No representation or warranty of Seller in this Agreement, nor any financial or other written statement (considered together with all other financial or other written statements) or certificate furnished or to be furnished to Purchaser pursuant to this Agreement, or in connection with the transactions contemplated by this Agreement, contains or as of the Closing (and, as to representations and warranties pertaining to Seller's Marks, as of the Second Closing) will contain any untrue statement of a material fact, or omits or as of the Closing (and, if applicable, the Second Closing) will omit to state a material fact necessary to make the statements contained herein or therein not misleading.


ARTICLE IV.         REPRESENTATIONS AND WARRANTIES OF PURCHASER.

         Purchaser represents and warrants to Seller as follows:

         4.1. CORPORATE ORGANIZATION; ETC. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia.

         4.2. AUTHORIZATION, ETC. Purchaser has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. The Board of Directors of Purchaser has taken all action required by law, its Certificate of Incorporation and by-laws or otherwise to authorize the execution and delivery of this Agreement and the transactions contemplated hereby, and this Agreement is a legal, valid and binding agreement of Purchaser enforceable in accordance with its terms except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights, (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought, and (iii) enforceability of the indemnification provisions of this Agreement may be subject to limitations of public policy under Federal and State securities laws.

         4.3. NO VIOLATION. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate any provisions of the certificate of incorporation or by-laws of Purchaser, or violate, or be in conflict with, or constitute a default under, or cause the acceleration of the maturity of any debt or obligation pursuant to, any agreement or commitment to which Purchaser is a party or by which Purchaser is bound, or violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority, except for such violations, conflicts or defaults as would not have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement.

         4.4. COMMITMENTS FOR THE FINANCING. Purchaser has in hand or under existing fully committed lines of credit or other fully committed facilities or has heretofore received written binding and enforceable commitments from responsible financial institutions in either case sufficient to provide all financing necessary to complete the Acquisition.

         4.5. LICENSES. Purchaser does not know of any reason why it would be unable to obtain any and all licenses and licensing approvals required by State regulatory agencies or bodies in the United States in connection with the Acquisition.

         4.6. SECURITIES LAWS. Purchaser is purchasing the Shares for its own account for investment and not with a view to any distribution thereof. Purchaser acknowledges that the Shares have not been registered under the Securities Act of 1933.


ARTICLE V.          COVENANTS AND AGREEMENTS OF THE PARTIES.

         5.1. BEST EFFORTS. Upon the terms and subject to the conditions of this Agreement, each of Purchaser and Seller shall (and Seller shall cause its affiliates including FSI to) use its reasonable best efforts to take, or cause to be taken, and to assist and cooperate with the other in doing all things reasonably necessary, proper or advisable under any applicable law, statute or ordinance of any Governmental Agency or any order, rule, regulation or requirement of any Governmental Agency (collectively, "Legal Requirements") to consummate and make effective in the most expeditious manner practicable, the Acquisition, including, without limitation, using such reasonable best efforts to:

                    (a) obtain from the Bankruptcy Court such Bankruptcy Court orders as may be necessary or appropriate to effect the Acquisition, including, without limitation, the Confirmation Order and the Sale Order;

                    (b)      obtain all necessary or appropriate
         authorizations, permits, consents, exemptions, orders, waivers, licenses or other approvals, including all money transfer licensing approvals required by State regulatory agencies or bodies in the United States (collectively, the "Authorizations"), from applicable federal, state and local United States and foreign governmental agencies and authorities ("Governmental Agencies"), including, without limitation, the Authorization of any Governmental Agency necessary or desirable in order for Purchaser (through FSI) to conduct the Business after the Closing (and, if applicable, the Second Closing);

                    (c) obtain all necessary Authorizations from third parties; and

                    (d) discharge all Liens from the Related Assets (including, without limitation, the Western Union Name and Trademark) and the Shares so that at Closing (and, if applicable, the Second Closing) (i) the Shares and the Related Assets will be delivered to Purchaser, in each case, free and clear of all Liens other than, in the case of the Related Assets, the Permitted Liens; and (ii) Purchaser will receive good, valid and marketable title to the Shares, and, except for Permitted Liens, the Related Assets;

provided, however, that nothing in this Section 5.1 shall require Purchaser to agree to any divestiture by Purchaser or FSI or any of their subsidiaries of any business, properties or assets or of any shares of capital stock of any subsidiaries of Purchaser or FSI, or to the imposition of any material limitation on the ability of Purchaser to conduct such business or to own or exercise control of such stock, business, properties or assets.

         5.2. CONDUCT OF BUSINESS. Except as otherwise permitted or expressly contemplated by this Agreement or with the prior written consent of Purchaser or as ordered or permitted by the Bankruptcy Court, prior to the Closing Date, Seller shall (and, as appropriate, shall cause its affiliates including FSI to):

                    (a) conduct the Business in the ordinary and usual course and in accordance with the business plans, budgets and projections previously provided to Purchaser and use its reasonable best efforts to preserve the business organization of the Business intact, to keep available the services of employees, independent contractors, domestic and international agents and consultants currently employed in or by the

         Business, to maintain the current suppliers and agents under the agent contracts of the Business, and to preserve the goodwill of the Business;

                    (b) use its reasonable best efforts to maintain in good standing and keep in full force and effect all Authorizations with any Governmental Agency or any third party applicable to the Business and comply in all material respects with all Legal Requirements applicable thereto;

                    (c) maintain in force all insurance policies, maintain all of the tangible assets used in the Business in good operating condition (save for reasonable wear and tear), maintain all inventories, and take all reasonable steps consistent with past practices to maintain all Intellectual Property and other intangible assets;

                    (d) not (i) sell, assign, dispose of, transfer to another location, lease, mortgage, encumber or otherwise grant any interest in (or permit or allow to become subject to any Lien) any of the assets or properties used in the Business which constitute tangible or intangible property (other than in the ordinary and usual course of the Business and consistent with past practice) or (ii) dispose of or fail to use reasonable best efforts to renew any material Authorization;

                    (e) not enter into, modify, terminate, amend, renew, renegotiate or expand in any respect, or waive any of its rights under, any material agent contract, Material Agreement, or any other material contract, agreement, lease, license of the Western Union Name and Trademark or otherwise, commitment, undertaking or other arrangement with respect to any material asset used in the Business other than in the ordinary and usual course of the Business and, with respect to licenses of the Western Union Name and Trademark, non-exclusive licenses to agents;

                    (f) not enter into any transaction or contract, or amend or terminate any transaction or contract, including any agent contract or any collective bargaining agreement, that could reasonably be expected at the time such transaction is entered into, individually or in the aggregate, to have a Material Adverse Effect;

                    (g) cause FSI and the FSI Subsidiaries not to incur or compromise any debt, liability or obligation, direct or indirect, whether accrued, absolute, contingent or otherwise, other than current liabilities incurred in the ordinary and usual course of the Business, or pay any debt, liability or obligation of any kind other than such current liabilities and current maturities of existing long-term debt (including interest when due) in each case only in accordance with the terms of the document creating and evidencing such debt, or fail to pay any debt when due or take or fail to take any action, the taking of which, or the failure to take of which, would permit any debt to be accelerated;

                    (h) cause FSI and the FSI Subsidiaries not to assume, guarantee, endorse or otherwise become responsible for the obligations of any other individual, firm or corporation, or make any loans or advances other than in the ordinary and usual course of the Business to any individual, firm or corporation, which loans or advances shall in no event exceed $500,000 in the aggregate;

                    (i) cause FSI and the FSI Subsidiaries not to declare, set aside or pay any dividend (whether in cash, capital stock or property) with respect to its capital stock, or declare or make any distribution on, redeem, or purchase or otherwise acquire any Shares, or split, combine or otherwise similarly change the outstanding Shares, or authorize the creation or issuance of or issue or sell any shares of its capital stock or any securities or obligations convertible into or exchangeable for, or giving any person any right to acquire from it, any shares of its capital stock, or agree to take any such action;

                    (j) cause FSI and the FSI Subsidiaries not to make any investment of a capital nature either by purchase of stock or securities, contributions to capital, property transfers or otherwise, or by the purchase of any property or assets of any other individual, firm or corporation, except in the ordinary and usual course of the Business but in no event greater than $500,000 in the aggregate;

                    (k) perform in all material respects all of their obligations under Material Agreements (except those being contested in good faith) and not enter into, assume or amend any contract or commitment that would be a Material Agreement other than contracts to provide services entered into in the ordinary and usual course of the Business;

                    (l) except as required by Collective Bargaining Agreements and except for regularly scheduled increases in accordance, both as to timing and amount, with normal prior practice, cause FSI and the FSI Subsidiaries not to increase in any manner the compensation or fringe benefits of any of its officers or employees or pay or agree to pay any pension or retirement allowance not required by any existing plan or agreement to any such officers or employees, or commit itself to or enter into or amend any employment agreement or any incentive compensation, deferred compensation, profit sharing, stock option, stock purchase, savings, consulting, retirement, pension or other "fringe benefit" plan or arrangement with or for the benefit of any officer, employee or other person;

                    (m) cause each of FSI and the FSI Subsidiaries not to amend its Certificate of Incorporation or Bylaws;

                    (n) cause FSI and the FSI Subsidiaries not to enter into any union, collective bargaining or similar agreement;

                    (o) not institute any new methods of purchase, sale, lease, management, bookkeeping, accounting or operation with respect to the Business except for those changes intended to improve the Business which are agreed to in writing by Purchaser prior to implementation, and provided, that no reserves, liabilities or similar items reflected on the Pro Forma Balance Sheet or created thereafter shall be reversed (except to reflect payment or legal extinguishment of a liability or collection of cash in respect of a reserve prior to the Closing Date) or reallocated to cover any other reserves, liabilities or similar items on the Audited Pro Forma Balance Sheet; and

                    (p) not enter into an agreement to do any of the things described in clauses (a) through (o).

         5.3.       ACCESS TO ASSETS.         (a) As provided in the Procedures
Order and the Solicitation Procedures and as expressly limited thereby, Seller has established a data room and has afforded Purchaser, its counsel, financial advisers, accountants and other authorized representatives full access thereto and to Seller's personnel.

                    (b) Seller agrees to permit Purchaser and its authorized representatives to have or cause them to be permitted to have, after the date hereof and until the Closing, full access to the premises, books and records of Seller and its subsidiaries at reasonable hours, and the officers of Seller and its subsidiaries will furnish Purchaser with such financial and operating data and other information with respect to the Business and the Related Assets as Purchaser shall from time to time reasonably request. Seller will request its auditing firm to permit Purchaser and its representatives, including its auditing firm, to review the work papers of the auditing firm of Seller relating to their examination of the consolidated audited financial statements of Seller and its subsidiaries, subject to appropriate indemnification arrangements for the benefit of the auditing firm of Seller.
No investigation by Purchaser heretofore or hereafter made shall affect the representations and warranties of Seller and each such representation and warranty shall survive any such investigation, subject to Article VIII.

         5.4. CONFIDENTIALITY. Each party hereto will hold all confidential information in accordance with the terms of the letter agreement dated June 30, 1994 between Seller and Purchaser which agreement shall remain in full force and effect.

         5.5. INSTRUMENTS OF CONVEYANCE. To effectuate the transactions contemplated by this Agreement, and subject to Section 2.7, Seller shall execute and deliver to Purchaser at or prior to the Closing (and, if applicable, the Second Closing), the Bill of Sale attached as Exhibit F-1 (and, if applicable, the Bill of Sale attached as Exhibit F-3) and all deeds, documents or instruments of sale, assignment, transfer or conveyance, and following the Closing shall execute such other documents and do such other things, as Purchaser shall reasonably deem necessary or appropriate to vest in Purchaser good, valid and marketable title to the Shares and, subject to Permitted Liens, the Related Assets, including all interests owned by Seller and its subsidiaries and affiliates in the Western Union Name and Trademark. Seller shall use its reasonable best efforts to obtain the consent or waiver of any person whose consent or waiver may be necessary to effectuate the sale of the Related Assets. Purchaser agrees to cooperate with Seller and supply relevant information to governmental agencies and third parties in order to assist Seller in obtaining any such consents or waivers or causing such assignment or transfer to become effective, provided that the costs, if any, of assuming and assigning such contracts, including the costs of curing any breach in respect of such contracts, shall be borne by Seller. If and so long as any such consent or waiver shall not have been obtained, Seller shall use its reasonable best efforts, to the extent permissible under law and the terms of the pertinent asset, to keep such asset in full force and effect and to provide to Purchaser the benefit of the asset to the same extent as if such asset had been transferred to Purchaser. If Seller provides Purchaser with such benefits, then Purchaser shall perform Seller's obligations and shall pay all amounts Seller is obligated to pay under the terms of such asset (excluding any amounts payable with respect to, or resulting from, the use of such asset prior to the Closing Date). In addition, at Purchaser's request, Seller shall provide Purchaser with (a) such releases as may be reasonably requested by Purchaser in order to carry out the terms of this Agreement and (b) appropriate documentation to demonstrate Seller's right, title and interest in the Shares and the Related Assets and Purchaser's right, title and interest in and to any of the assets and properties reflected on the Audited Pro Forma Balance Sheet.

         5.6. NONCOMPETITION. (a) For a period of five (5) years after the Closing (the "Restricted Period"), Seller and its affiliates shall not engage, directly or indirectly, in the Business anywhere in the world or, directly or indirectly, own an interest in, manage, operate, join, control, lend money or render financial or other assistance to or participate in or be connected with, as a partner, stockholder, consultant or otherwise, any natural person or entity that competes with FSI, any FSI Subsidiary or the Business; provided, however, that, for the purposes of this Section 5.6, ownership of securities having no more than five percent of the outstanding voting power of any competitor which are listed on any national securities exchange or traded actively in the national over-the-counter market shall not be deemed to be in violation of this Section 5.6 so long as Seller has no other material relationship with such competitor.

                    (b) As separate and independent covenants, Seller agrees with Purchaser that: (i) for a period of five (5) years following the Closing, Seller and its affiliates will not in any way, directly or indirectly, for the purpose of conducting or engaging in the Business, call upon, solicit, advise or otherwise do, or attempt to do, business with any customers of the Business with whom Seller or any subsidiary thereof had any dealings prior to the Closing Date, or take away or interfere or attempt to interfere with any custom, trade, business or patronage of the Business, FSI or any FSI Subsidiary; and (ii) for a period of three (3) years following the Closing, Seller will not in any way, directly or indirectly, interfere with or attempt to interfere with any officers, employees, representatives or agents of the Business, FSI or any FSI Subsidiary or induce or attempt to induce any of them to leave the employ of FSI or any FSI Subsidiary or violate the terms of their contracts, or any employment arrangements, with FSI or any FSI Subsidiary.

                    (c) The Restricted Period shall be extended by the length of any period during which Seller is in breach of the terms of this
Section 5.6.

                    (d) Seller acknowledges that the covenants of Seller set forth in this Section 5.6 are an essential element of this Agreement and that, but for the agreement of Seller to comply with these covenants, Purchaser would not have entered into this Agreement. Seller acknowledges that this
Section 5.6 constitutes an independent covenant and shall not be affected by performance or nonperformance of any other provision of this Agreement by Purchaser.

         5.7. COMPLIANCE WITH WARN ACT. Prior to the Closing, Seller shall cause FSI to take all actions necessary to comply with its obligations under the Worker Adjustment and Retraining Notification Act (29 U.S.C. Section 2101 et seq.) and any regulations adopted thereunder with respect to any plant closing or mass layoff before the Closing Date or the contemplated closing of FSI's customer service center in Reno, Nevada, including discharging all obligations to the employees of Seller, FSI or any of their subsidiaries under such Act, resulting from the termination of employment of employees of Seller, FSI or any of their subsidiaries in connection with the closing of FSI's customer service center in Reno, Nevada subsequent to the Closing, and Seller shall be responsible for, and shall indemnify and hold Purchaser harmless against any liability or damages whatsoever relating to, any failure to take any such action.



ARTICLE VI.         EMPLOYEE MATTERS.

         6.1. COVERED EMPLOYEES; PRIOR SERVICE. (a) Purchaser or an affiliate shall offer employment to, or shall cause FSI to continue to employ, commencing on the Closing Date, all those individuals who are employees of FSI or an FSI Subsidiary on the Closing Date, except those identified by Purchaser as "Excluded Employees" in Schedule 6.1, which shall be delivered by Purchaser to Seller at the Closing. Those employees not actively at work with FSI due to illness or injury in benefit payment status on the Closing Date shall not be offered employment at the Closing and shall continue to draw payments related to such disability from Seller or Seller's Benefit Plans. Upon rehabilitation, such employees shall be offered employment with Purchaser, FSI or an affiliate; provided, however, that unless all interests of Seller and its subsidiaries in any reserves or cash collected under any insurance policy for the purpose of paying any claim made with respect to such disability for treatment or other disability payments after such employee's return to work are transferred to Purchaser or FSI, Seller shall remain liable for any payments related to such disability after such employee's return to work. Within 15 days from the date hereof, Seller shall provide to Purchaser a preliminary list of all employees of FSI or an FSI Subsidiary, with a final list to be provided at least two weeks prior to the Closing. Such employees so hired or continued in employment by Purchaser, FSI or an affiliate are collectively referred to as "Covered Employees". Seller agrees to employ all Excluded Employees following the Closing Date or to pay any amounts of severance pay or amounts under the Benefit Plans (other than the Western Union Pension Plan) to which they are entitled.

                    (b) If Purchaser elects to include Covered Employees in any employee benefit plan of Purchaser or an affiliate, Purchaser shall recognize service with Seller, FSI or any FSI Subsidiary for the purposes of eligibility, vesting and qualification for benefit payments in such employee benefit plans.

                    (c) Schedule 6.1 lists all employment, severance or similar agreements or arrangements to which Seller or any subsidiary is a party or by which any of them are bound. If any Covered Employee is a party to an employment, severance or similar agreement or arrangement with FSI or Seller, Purchaser will, or will cause FSI to, assume such agreement or arrangement and relieve Seller of any further obligation thereunder.

         6.2. BENEFITS, COMPENSATION AND WORKING CONDITIONS. As of the Closing Date, all Covered Employees eligible to participate in Seller's employee benefit plans shall be immediately eligible to participate in all of Purchaser's employee benefit plans, which are generally applicable to comparable Purchaser employees, or, at Purchaser's option, shall be eligible to participate in plans the benefits of which are comparable to the benefits of current FSI Benefit Plans.

         6.3. VACATION. Purchaser shall allow the exercise of any accumulated but unused vacation by Covered Employees for the 1994 calendar year. Covered Employees will be eligible for Purchaser's vacation schedule beginning January 1, 1995, or at Purchaser's option will continue in the current FSI vacation plan. As soon as practicable after the Closing Date, Seller shall provide Purchaser with a listing of vacation eligibility for all Covered Employees.

         6.4. INCENTIVE COMPENSATION PLANS. (a) Seller shall be liable for unpaid or vested incentive compensation for Covered Employees or other employees of FSI and the FSI Subsidiaries which is earned through June 30, 1994 and Purchaser shall be liable for incentive compensation earned thereafter. Seller agrees to pay all incentive compensation awards earned by Covered Employees or other employees of FSI and the FSI Subsidiaries according to the terms and conditions of the various FSI incentive plans up through June 30, 1994. Incentive compensation will include all awards for employees covered under the Senior Management Incentive Plan, the Management Incentive Plan, Long Term Incentive Plan I and the various Sales and Marketing Incentive Plans effective for the 1994 calendar year.

                    (b) Seller and Purchaser agree that, to the extent any liability for incentive compensation is reflected on the Audited Pro Forma Balance Sheet, Seller shall be deemed to have fulfilled its obligation hereunder to make such payment, and Purchaser will, or will cause FSI to, actually make the payment to the employee in accordance with the terms of the relevant incentive plan. It is the intention of the parties that incentive obligations to Covered Employees as of June 30, 1994 will be so reflected on the Audited Pro Forma Balance Sheet and that incentive obligations to all other employees of Seller or FSI or any of the FSI Subsidiaries will be removed from said Audited Pro Forma Balance Sheet and actually paid by Seller.

         6.5. SEVERANCE BENEFITS. (a) Purchaser agrees that the continued employment by Purchaser, FSI, or an affiliate thereof, of the Covered Employees shall not be considered a severance of employment by Seller, and Seller agrees that transfer from FSI to Seller and continued employment by Seller of persons who are not Covered Employees shall not be considered a severance of employment by Purchaser or FSI, for purposes of any severance, salary continuation or similar policy, plan, program or arrangement of

Seller.

                    (b) Effective as of the Closing Date, Purchaser shall provide a severance benefit plan for Covered Employees that is comparable to the plan for similarly situated Purchaser employees, or at Purchaser's option Covered Employees may remain in the current FSI severance plan.

         6.6. BENEFIT PLANS. (a) As of the Closing Date, in respect of all Covered Employees who are participants in any Benefit Plan that is an "individual account plan" within the meaning of Section 3(34) of ERISA (a "Seller Individual Account Plan"), Seller and Purchaser shall take such actions as shall be necessary to cause the accounts of Covered Employees in all Seller Individual Account Plans to be transferred into Purchaser's individual account plan ("Purchaser's Savings Plus Plan"), maintaining the accounts of participants in such plans as a separate subpart or subparts of such Purchaser's Savings Plus Plan. Such separate subpart or subparts of Purchaser's Savings Plus Plan shall have the same trustee, contribution, eligibility, vesting and loan provisions and investment choices as applied to each such participant in the Seller Individual Account Plan from which such accounts were transferred, each such subpart being referred to as a "mirror subpart." Purchaser agrees to maintain each mirror subpart that is similar to a Seller Individual Account Plan referred to in a Collective Bargaining Agreement during the current term of such agreement. Purchaser agrees to maintain each other mirror subpart for a reasonable transition period, provided, however, that maintenance of such subpart shall not endanger, in Purchaser's judgment, the qualification of Purchaser's Savings Plus Plan. In lieu of transferring accounts to become a subpart of Purchaser's Savings Plus Plan, Purchaser may establish a separate individual account plan having the same trustee, contribution, eligibility, vesting and loan provisions and investment choices as one of Seller's Individual Account Plans. If Purchaser establishes such a separate plan, Purchaser agrees to continue such separate plan during the transition period described in Section 410(b)(6)(C)(ii) of the Code.

                    (b) As of the Closing Date, in respect of all Covered Employees who are participants in any Benefit Plan that is a "defined benefit plan" (within the meaning of Section 3(35) of ERISA) and that is maintained by Purchaser, FSI or an affiliate after the Closing, including the Western Union Pension Plan, Purchaser shall take such actions as shall be necessary to cause such Benefit Plan (i) to provide that Covered Employees may not commence receiving any benefits for which they are eligible under the terms of such Benefit Plan unless employment with Purchaser, FSI and their affiliates is terminated, and (ii) to recognize service with Purchaser, FSI and their affiliates on and after the Closing Date under any such Benefit Plan, to the extent and under the terms and conditions recognized under such Benefit Plan, solely for purposes of vesting and eligibility for retirement benefits. Seller agrees that prior to the Closing Date it shall take such actions as shall be necessary to cause such Benefit Plan to provide that any transfer of employment from Seller, FSI or an FSI Subsidiary to Purchaser, FSI or an affiliate of Purchaser shall not be deemed a termination of employment for purposes of such Benefit Plan with respect to any individual who after the Closing continues to perform essentially the same services with Purchaser, FSI or an affiliate of Purchaser as he or she performed prior to the Closing.

                    (c) As of the Closing Date, with respect to those employees of FSI on the Closing Date who are participants in the Western Union Pension Plan and who continue as employees of Seller or its affiliates on or after the Closing Date, Purchaser will cause such Pension Plan to be amended to provide that (i) such employees may not commence receiving any benefits for which they are eligible under the terms of such Benefit Plan unless employment with Seller and its affiliates is terminated, and (ii) employment with Seller and its affiliates on and after the Closing Date shall be recognized under such Pension Plan for purposes of vesting and eligibility for retirement benefits.

                    (d) As of the Closing Date, Covered Employees shall cease to participate in any Benefit Plan that is a "welfare plan" (within the meaning of Section 3(1) of ERISA), and Seller shall be responsible for all claims of such employees relating to any treatment which was performed prior to the Closing Date and which are payable under the terms and conditions of any such Benefit Plan. As of the Closing Date, Seller shall take such actions as shall be necessary to transfer the accounts of Covered Employees who are participants in Benefit Plans funded under the Western Union Corporation Preservation Trust for Employee Welfare Benefits and the Western Union Corporation Conservation Trust for Employee Related Programs to trusts maintained by Purchaser, FSI or an affiliate pursuant to comparable welfare plans of Purchaser, FSI or an affiliate. With respect to Covered Employees, Purchaser shall cause each applicable "welfare plan" of Purchaser, FSI or their affiliates to waive any pre-existing conditions exclusions, physical examination requirements and actively-at-work requirements, except that claims of any such Covered Employee who is hospitalized on the Closing Date will remain the responsibility of Seller until the hospitalization is ended, and to provide that any expenses incurred on or before the Closing Date shall be taken into account under such plans for purposes of satisfying applicable deductible, co-insurance and maximum out-of-pocket provisions with respect to calendar year 1994 and for purposes of applying any annual, lifetime or other benefit limitation. Claims of Covered Employees who are receiving ongoing out patient services for alcohol/substance abuse or psychiatric reasons shall remain the responsibility of Seller until the earlier of recovery or rehabilitation or the exhaustion of benefits for that cause and time period.

                    (e) Seller shall remain responsible for all liabilities and obligations in connection with claims for post-employment medical and dental benefits that may be required under Section 4980B of the Code made by or in respect of any employee of Seller or any of its subsidiaries whose employment terminated prior to the Closing Date and any "qualified beneficiary" (within the meaning of Section 4980B of the Code) of any such employee who is receiving post-employment medical and dental benefits, or is eligible to elect such benefits as of the Closing Date. Seller shall also be responsible for medical or other benefits under the Benefit Plans for any employees of Seller or any of its subsidiaries who retire prior to or as of the Closing Date. On and after the Closing Date, active Covered Employees shall accrue no further benefits under any of Seller's Benefit Plans, and Seller shall cease to have any further liability or obligation for medical or other benefits with respect to Covered Employees under any Benefit Plan, except as set forth in Section 6.1 and 6.6(d).

                    (f) As to any governmental pension plan to which Seller makes contributions for employees who are not U.S. citizens, Seller shall prepare a schedule listing all such employees who are Covered Employees, the name of the governmental pension plan or plans to which contributions are made for such Covered Employees, the current amount of the contribution made by Seller and the employee, if any, and the formula or method used to determine the amount of the contribution made by Seller and the employee to such plans. Such schedule shall be delivered to Purchaser prior to the Closing Date.
Seller shall make any contributions required to be made by Seller to such plans through the Closing Date. Purchaser agrees to comply, or to cause FSI to comply, with all applicable legal requirements regarding the maintenance, modification or termination of such arrangements on and after the Closing Date. Seller further agrees that it shall take such actions as shall be necessary and permissible under applicable law to cause any transfer of employment from Seller, FSI or an FSI Subsidiary to Purchaser, FSI or an affiliate of Purchaser incident to the Closing to be deemed not a termination of employment for purposes of any such governmental plan or arrangement with respect to any individual who after the Closing continues to perform essentially the same services with Purchaser, FSI or an affiliate of Purchaser as he or she performed prior to the Closing.

                    (g) On or before December 1, 1994, Seller, upon request by Purchaser, will file appropriate notice with the Internal Revenue Service on Form 5310 as to the division effective December 31, 1994 of the assets and liabilities of the Western Union Pension Plan into two plans, one benefitting the retired and vested terminated former employee participants and one benefitting the active employee participants of such plans and the division shall be effective on December 31, 1994 if the Closing shall occur on or before such date. If the Closing Date is postponed beyond December 31, 1994, Seller will use its reasonable best efforts to take all actions necessary or appropriate to permit the above described division of the Western Union Pension Plan to be effected as of the Closing Date.

         6.7. PURCHASER'S PLANS. To the extent that Purchaser elects to have Covered Employees participate in Purchaser's benefit plans, no Covered Employee shall be entitled to any pension or welfare benefit from Purchaser except to the extent such benefits accrue after his or her employment with Purchaser or an affiliate commences. However, for purposes of eligibility for benefits under Purchaser's pension or retirement plans, Purchaser shall recognize Covered Employees' service with Seller and its affiliates for those Covered Employees deemed by Purchaser to be participants in Purchaser's non union pension plan(s). Purchaser shall recognize and give credit to Covered Employees in respect of Covered Employees' service with Seller and its affiliates for purposes of vacation accrual, medical, dental, disability and life insurance benefits and eligibility under any qualified individual account plan to the extent such service is recognized under any Benefit Plan, program or arrangement in effect as of the Closing Date.

         6.8. PLANS SUBJECT TO COLLECTIVE BARGAINING AGREEMENTS. (a) Seller shall pay any contributions in respect of any Benefit Plan that covers any employee of Seller and its affiliates and is required pursuant to the terms of collective bargaining agreements listed in Schedule 3.24 with respect to periods ended on or before the Closing Date and those portions of contributions due and payable with respect to periods ended after the Closing Date as are allocable to the portions of such periods from the first day thereof to the Closing Date. On and after the Closing Date, Seller shall cease to have any liability or obligation for benefits in respect of Covered Employees under any such Benefit Plan. Any arrearages in such Benefit Plans up to the Closing Date are the responsibility of Seller.

                    (b) As of the Closing Date, in respect of all Covered Employees covered by a collective bargaining agreement who are participants in any Benefit Plan that is a "defined benefit plan" (within the meaning of Section 3(35) of ERISA), and that is maintained by Purchaser, FSI or an affiliate after the Closing, Purchaser shall take such actions as shall be necessary to cause such Benefit Plan to recognize service of such Employees with Purchaser, FSI and their affiliates on and after the Closing Date under any such Benefit Plan, to the extent and under terms and conditions recognized under such Benefit Plan, solely for purposes of vesting and eligibility for retirement benefits and subject to applicable current collective bargaining agreements.

                    (c) Nothing contained in this Agreement shall require Seller or any of its subsidiaries to breach any collective bargaining agreement listed in Schedule 3.24.

         6.9. OBLIGATIONS OF PURCHASER AND SELLER. Purchaser and Seller shall cooperate and Purchaser shall make appropriate arrangements for the payment of benefits in respect of Covered Employees that become due and payable under the terms and conditions of any Benefit Plans on or after the Closing Date. Seller shall deliver to Purchaser, as soon as practicable following the Closing Date, pertinent information from personnel and other employment records in respect of Covered Employees that is required in order to carry out Purchaser's obligations.

         6.10. ACKNOWLEDGMENTS. Except as provided in Section 6.6(a), Purchaser and Seller acknowledge that, other than as required by any collective bargaining agreement listed in Schedule 3.24, nothing in this Article VI shall be construed as (i) requiring Purchaser or FSI or any of the FSI Subsidiaries to continue the employment of any Covered Employee or prohibiting the termination of or change in terms of employment of any Covered Employee, (ii) vesting in any Covered Employee any right to continued employment, (iii) requiring Purchaser or FSI or any of the FSI Subsidiaries to continue any particular employee benefit plan, program, policy or practice for any particular period of time after the Closing or (iv) prohibiting or in any way limiting Purchaser or FSI or any of the FSI Subsidiaries from amending or terminating any such plan, program, policy or practice after the Closing.


ARTICLE VII.        BANKRUPTCY MATTERS.

         7.1. CONFIRMATION AND SALE ORDERS. Seller shall use its reasonable best efforts to obtain the entry by the Bankruptcy Court of the Confirmation Order and the Sale Order as soon as practicable following the hearing on confirmation of the Amended Plan, both in form and substance reasonably satisfactory to Purchaser and to have included in the Confirmation Order provisions which: (a) permanently enjoin the assertion against Purchaser or FSI or any of the FSI Subsidiaries of any claims that are subject to discharge under Section 1141 of the Bankruptcy Code; and (b) provide that if the Closing does not occur on or prior to December 31, 1994, the Internal Revenue Service and all state or local tax authorities shall be required to assert any claims for unpaid taxes due with respect to any taxable year which includes any period through the Closing Date, as a claim against Seller, or be forever barred from assertion of such claim against any other person; provided, however, that if Seller is unsuccessful in its efforts to obtain inclusion of these provisions in the Confirmation Order, such failure shall not be deemed a breach of this Agreement.

         7.2.       CERTAIN BANKRUPTCY UNDERTAKINGS BY SELLER.

                    (a) Seller shall use its reasonable best efforts to (and shall cause its affiliates including FSI to use their reasonable best efforts to) effect the transactions contemplated by this Agreement and to consummate the Amended Plan expeditiously in accordance with the Confirmation Order, the Sale Order and the Procedures Order.

                    (b) From and after the date hereof, Seller shall not (and shall cause its affiliates including FSI not to) take any action, or fail to take any action, which action or failure to act might (i) prevent, impede, or result in the revocation of the confirmation of, the Amended Plan, (ii) prevent or impede the consummation of the Acquisition in accordance with the Amended Plan or (iii) result in the reversal, avoidance or modification (in any manner that could, in the reasonable judgment of Purchaser, materially and adversely affect Purchaser's rights hereunder) of the Confirmation Order or the Sale Order.

                    (c) Seller shall provide actual notice of any hearing on the Confirmation Order or any other matter before the Bankruptcy Court that may materially affect the consummation of the Acquisition, in each case in form and substance and to such parties as requested in good faith by Purchaser. Seller shall promptly provide to Purchaser such copies of motions, orders, briefs, hearing transcripts, reports and other pleadings filed in the Bankruptcy Court or in related court proceedings as Purchaser may reasonably request.

                    (d) Seller shall comply in all material respects with the Bankruptcy Code and all other laws, rules, regulations, decrees and orders promulgated thereunder.

                    (e) If the Closing shall not have occurred on or prior to December 31, 1994, Seller shall, simultaneously with the filing of any tax return for any taxable year which includes the Closing Date, request a determination of any unpaid liability for any tax incurred with respect to such taxable year in accordance with Section 505 of the Bankruptcy Code.

         7.3. CERTAIN BANKRUPTCY UNDERTAKINGS BY PURCHASER. Purchaser agrees to use its reasonable best efforts to cooperate with Seller to effectuate the Acquisition as promptly as practicable in accordance with the Solicitation Procedures, the Procedures Order, the Confirmation Order and the Sale Order, including providing Seller with such information relating to Purchaser as may be necessary or appropriate in connection with the preparation of any amended disclosure statement and attending hearings before the Bankruptcy Court related to the Acquisition.

ARTICLE VIII.       TERMINATION.

         8.1. TERMINATION. Notwithstanding anything herein to the contrary, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

                    (a) by mutual written consent of Seller and Purchaser, subject to any necessary approval of the Bankruptcy Court;

                    (b) by the party not in breach in the event of a material breach of this Agreement by the other party which is not cured within ten (10) days after written notice thereof;

                    (c) by Purchaser (i) unless, prior to November 15, 1994, the Confirmation Order and the Sale Order have been entered by the Bankruptcy Court and the time for appeal of the Sale Order has expired without a stay of the Sale Order having been granted and not lifted; (ii) if after entry of the Confirmation Order and the Sale Order, the Confirmation Order or the Sale Order shall have been reversed, revoked, voided, modified (in any manner that could in the reasonable judgment of Purchaser materially and adversely affect Purchaser's rights hereunder), or stayed by an order of a court of competent jurisdiction in any manner not satisfactory to Purchaser;
         (iii) if an order by the Bankruptcy Court is entered confirming any plan of reorganization of Seller which plan does not incorporate the Acquisition in accordance with the terms hereof; (iv) if the plan of reorganization of Seller confirmed by the Bankruptcy Court is modified in such a manner as to be materially inconsistent with the terms of this Agreement; or (v) if Seller proposes confirmation of a plan of reorganization of Seller or amendment to Seller's currently proposed plan of reorganization of Seller which is materially inconsistent with the terms of this Agreement;

                    (d) by Purchaser or Seller in the event that the Bankruptcy Court enters an order confirming any plan of reorganization of Seller based upon, or an order authorizing or resulting in, a sale of all or substantially all of the assets of Seller or FSI or a sale of all or substantially all of the capital stock of FSI to a person other than Purchaser which plan would result in a distribution under such plan to creditors and interestholders having a value in the aggregate in excess of the value of the distribution proposed to be made under the Amended Plan; or

                    (e) by Purchaser if the Closing has not occurred on or before December 31, 1994, or by Seller if the Closing Date has not occurred by the sixtieth day following the date on which the Sale Order is entered.

         8.2. EFFECT OF TERMINATION. If this Agreement is terminated and the transactions contemplated hereby are not consummated as provided above, this Agreement shall become void and be of no further force or effect and no party shall have any further liability to the other party hereunder as a result of such termination, except for (i) damages for breach in the event of termination pursuant to Section 8.1(b), (ii) expenses pursuant to Section 11.6, and (iii) in the case of a termination pursuant to Section 8.1(d), Liquidated Damages pursuant to Section 10.5.


ARTICLE IX.         CONDITIONS TO THE OBLIGATIONS OF THE PARTIES.

         9.1. CONDITIONS TO THE OBLIGATIONS OF PURCHASER. The obligations of Purchaser to consummate the transactions contemplated by this Agreement and the Related Agreements is subject to the satisfaction, at or before the Closing Date, of all of the following conditions (subject to the right of Purchaser to waive any such condition in writing).

                    (a) The representations and warranties of Seller contained in this Agreement and in any statement, certificate, exhibit, schedule or other document delivered by Seller pursuant to this Agreement or the Related Agreements or in connection with the transactions contemplated hereby or thereby shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects at and as of the Closing Date as if made on and as of the Closing Date; Seller shall have performed all of its obligations under this Agreement, any Related Agreement and any Bankruptcy Court order relating to this Agreement or the Related Agreements to be performed at or prior to the Closing Date; and Purchaser shall have received at the time of the Closing a certificate from Seller reasonably satisfactory in form and substance to Purchaser certifying to the satisfaction of all of the conditions set forth in this Section 9.1(a).

                    (b) No temporary restraining order, injunction or other order shall have been issued by the Bankruptcy Court or any other court or Governmental Agency with jurisdiction restraining, prohibiting or staying, and no other Legal Requirement shall have come into effect making illegal, performance of this Agreement or the Related Agreements or the consummation of any of the transactions contemplated hereby or thereby.

                    (c) The Authorizations of all Governmental Agencies and third parties which are necessary or required to (i) consummate the transactions contemplated hereby or by the Related Agreements, and (ii) permit Purchaser or FSI to operate the Business substantially as operated on the date hereof (free of any restrictions or limitations arising out of Seller's status as a debtor in possession under the Bankruptcy Code) shall have been obtained, and such Authorizations shall not contain any conditions, which, individually or in the aggregate, could be reasonably expected to have a Material Adverse Effect, and all waiting periods specified under all Legal Requirements applicable to the Acquisition, and all extensions thereof, the passing of which is required for such consummation, shall have passed.

                    (d) The Bankruptcy Court shall have entered the Sale Order, and, as of the Closing Date, the Sale Order shall be in full force and effect and shall not have been stayed pending appeal.

                    (e) No motion to convert the Case to a proceeding under Chapter 7 of the Bankruptcy Code or to appoint a Chapter 11 trustee shall have been granted.

                    (f) Since June 30, 1994, there shall not have occurred any change in the condition (financial or other), business, assets, liabilities, properties, cash flows, prospects or results of operations of the Business which has had or is reasonably likely to have a Material Adverse Effect and no event shall have occurred that in the reasonable judgment of Purchaser would be likely to have a Material Adverse Effect other than as disclosed in the Schedules hereto.

                    (g) Except as provided in Section 2.7, Seller and its subsidiaries shall have duly executed and delivered to Purchaser (i) such instruments of transfer, conveyance and assignment as are reasonably necessary to vest in Purchaser good and marketable title to the Shares and, subject to Permitted Liens, the Related Assets, and (ii) all Related Agreements to which Seller and its subsidiaries are parties.

                    (h) Purchaser shall have received written opinions of John C. Walters, Senior Vice President and General Counsel of Seller, and Mudge Rose Guthrie Alexander & Ferdon, Seller's counsel, addressed to Purchaser, substantially in the forms attached hereto as Exhibits H and I, respectively.

         9.2. CONDITIONS TO THE OBLIGATION OF SELLER. The obligation of Seller to consummate the transactions contemplated by this Agreement and the Related Agreements is subject to the satisfaction, at or before the Closing Date, of the following conditions (subject to the right of Seller to waive any such condition in writing):

                    (a) The representations and warranties of Purchaser contained herein and in the Related Agreements and in any statement, certificate, exhibit, schedule or other document delivered by Purchaser pursuant to this Agreement or the Related Agreements or in connection with the transactions contemplated hereby or thereby shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects at and as of the Closing Date as if made on and as of the Closing Date; Purchaser shall have performed all of its obligations under this Agreement and the Related Agreements to be performed at or prior to the Closing Date; and Seller shall have received at the time of the Closing a certificate from Purchaser reasonably satisfactory in form and substance to Seller certifying to the satisfaction of all of the conditions set forth in this Section 9.2(a).

                    (b) No temporary restraining order, injunction or other order shall have been issued by the Bankruptcy Court or any other court or Governmental Agency with jurisdiction restraining, prohibiting or staying, and no other Legal Requirement shall have come into effect making illegal, performance of this Agreement or the Related Agreements or the consummation of any of the transactions contemplated hereby or thereby.

                    (c) The Authorizations of all Governmental Agencies and third parties which are necessary or required to consummate the transactions contemplated hereby or by the Related Agreements shall have been obtained, and all waiting periods specified under all Legal Requirements applicable to the Acquisition and all extensions thereof, the passing of which is required for such consummation, shall have passed.

                    (d) The Bankruptcy Court shall have entered the Confirmation Order and the Sale Order pursuant to this Agreement, which orders as of the Closing Date shall be in full force and effect and the Sale Order shall not have been stayed pending appeal.

                    (e) No motion to convert the Case to a proceeding under Chapter 7 of the Bankruptcy Code or to appoint a Chapter 11 trustee shall have been granted.

                    (f) Purchaser and its affiliates shall have duly executed and delivered to Seller (i) such instruments of assumption as are reasonably necessary to assume the Assumed Liabilities, and (ii) all Related Agreements to which they are parties.

                    (g) Seller shall have received an opinion from Purchaser's counsel, addressed to Seller substantially in the form attached hereto as Exhibit J.

                    (h) Purchaser shall have delivered to Seller the funds set forth in Section 2.1 and all Related Agreements to which it or FSI is a party, in each case duly executed by Purchaser and FSI.

                    (i) Seller shall have received the Escrow Agreement, duly executed and delivered by Purchaser and the Escrow Agent.

ARTICLE X.          SURVIVAL; INDEMNIFICATION; LIQUIDATED DAMAGES.

         10.1. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties set forth in Sections 3.1, 3.2, 3.4, 3.7, 3.14,
3.18 and 3.22 and all representations and warranties of Seller regarding tax liabilities shall survive until the applicable statute of limitations has expired; all other representations and warranties of Seller and Purchaser contained in this Agreement shall survive for a period of 18 months following the Closing Date.

         10.2. INDEMNIFICATION. Purchaser on the one hand and Seller on the other hand each agree to indemnify and hold harmless the other and their respective affiliates, directors, officers, employees and agents from and against any loss, liability, damage or deficiency (including, without limitation, costs, interest, penalties and reasonable attorneys' fees) arising out of or due to any breach of any covenant or any surviving representation or warranty made by such party in this Agreement. There shall be no limitation whatsoever on indemnification for any breaches by Seller of any provisions of
Article I, Article II or Section 3.7 hereof or for any breaches of representations, warranties or covenants of Seller under this Agreement regarding tax liabilities, but the total amount due for all breaches of other representations, warranties and covenants of Seller under this Agreement shall in no event exceed $45 million. In addition, no claim for indemnification shall be made by the Purchaser under this Section 10.2 for the failure to list a Lien in Schedule 1.1 to the extent such Lien would be discharged by the satisfaction by Purchaser or FSI of (i) an Assumed Liability or (ii) a liability of FSI if the existence of such liability would not be a breach of
Section 3.19. Promptly after the receipt by any party hereto of notice of any claim or the commencement of any action or proceeding, such party will, if a claim with respect thereto is to be made against any party obligated to provide indemnification hereunder (the "Indemnifying Party"), give such Indemnifying Party written notice of such claim or the commencement of such action or proceeding, but any failure to timely notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent it was prejudiced thereby. Such Indemnifying Party shall have the right, at its option to compromise or defend, at its own expense and with its own counsel, any such claim, action or proceeding involving the asserted liability of the party seeking such indemnification (the "Indemnified Party"). If any Indemnifying Party undertakes to compromise, settle or defend any such asserted liability, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party agrees to cooperate fully with the Indemnifying Party and its counsel in the compromise of, or defense against, any such asserted liability. The Indemnified Party may appoint, at its own expense, associate counsel to participate in the joint defense of any such matter. No Indemnified Party shall settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding except with the consent of the Indemnifying Party (which consent shall not be unreasonably withheld). All indemnification by the Seller under this Article X, other than indemnification for any breaches by Seller of any provisions of Article I, Article II or Section 3.7 hereof or for any breaches of representations, warranties or covenants of Seller under this Agreement regarding tax liabilities, shall be made first from the Escrowed Funds in accordance with the terms of the Escrow Agreement.

         10.3. LIMITATIONS. (a) Purchaser shall not be entitled to make any claim against Seller under Section 10.2 unless and until the aggregate amount of losses, liabilities, damages and deficiencies (including costs, interest, penalties and reasonable attorneys' fees) with respect to all such claims exceeds $2.5 million, in which event, Purchaser may assert its right to indemnification to the extent such claims exceed $2.5 million.

                    (b) Notwithstanding the other provisions of this Article, the limitations on amounts contained in Section 10.2 and in paragraph
(a) of this Section 10.3 shall not apply to the breach of any provisions of
Article I, Article II or Section 3.7 hereof or for any breaches of representations, warranties or covenants of Seller under this Agreement regarding tax liabilities.

         10.4. TREATMENT OF CLAIMS FOR INDEMNITY. An Indemnified Party's claim for indemnification hereunder shall be treated as an allowed administrative expense under Section 503(b) of the Bankruptcy Code entitled to priority under Section 507(a)(1) of the Bankruptcy Code.

         10.5. LIQUIDATED DAMAGES. (a) Whether or not the Acquisition is consummated, Seller acknowledges and agrees that Purchaser has made a substantial investment of management time and incurred substantial out-of-pocket expenses in connection with the negotiation and execution of this Agreement and the effort to consummate the Acquisition. If the Acquisition is not consummated and a "Liquidated Damages Event" (as defined below) shall have occurred, Seller shall pay to Purchaser an amount equal to the sum of (i) $25,000,000 plus (ii) the aggregate amount of expense reimbursement payable by Seller to Purchaser under Section 11.6 ("Liquidated Damages"). As used herein, a "Liquidated Damages Event" shall be a termination of this Agreement by Seller or Purchaser pursuant to Section 8.1(d), provided Purchaser is not in default hereunder at the time of such termination.

                    (b) Upon the occurrence of a Liquidated Damages Event, Purchaser shall provide written notice to Seller of Purchaser's entitlement to Liquidated Damages and Seller shall be liable for the payment of Liquidated Damages and shall pay to Purchaser within 10 business days thereafter the Liquidated Damages by wire transfer of immediately available funds to an account or accounts designated by Purchaser. Until Seller's obligation to pay Liquidated Damages is fully and indefeasibly discharged, Purchaser's claim for Liquidated Damages shall be treated as an allowed administrative claim pursuant to section 503(b) of the Bankruptcy Code entitled to priority under section 507(a)(1) of the Bankruptcy Code.


ARTICLE XI.         MISCELLANEOUS.

         11.1. PUBLIC ANNOUNCEMENTS; NOTICES. (a) From the date hereof until the Closing Date, no party hereto (nor any of their respective affiliates) shall make any public announcement or other public disclosure regarding the Acquisition or the terms of this Agreement without the consent of the other (which consent shall not be unreasonably withheld) except to the extent that such disclosure is required by applicable law. Notwithstanding the foregoing, the parties may communicate with their respective employees, customers, suppliers, creditors, shareholders, relevant Governmental Agencies and the other parties in interest in the Case as may be necessary and appropriate in connection with the implementation and consummation of the terms of this Agreement. In addition, the parties shall cooperate and coordinate with one another on the form and substance of an initial press release announcing the execution and delivery of this Agreement.

                    (b) Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally (including by courier), sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, or if sent by facsimile transmission, when transmitted, or, if mailed, four days after the date of deposit in the United States mail, as follows:

                    (i) if to Purchaser, to:

                    First Financial Management Corporation
                    3 Corporate Square, Suite 700
                    Atlanta, Georgia  30329
                    Attention:  Randolph L.M. Hutto, Esq.

                    with a copy to:

                    Sutherland, Asbill & Brennan
                    999 Peachtree Street, N.E.
                    Atlanta, Georgia  30309
                    Attention:  George L. Cohen, Esq.

                    (ii) if to Seller to:

                    New Valley Corporation
                    One Mack Centre Drive
                    Paramus, NJ  07652
                    Attention:  General Counsel

                    with a copy to:

                    Mudge Rose Guthrie
                    Alexander & Ferdon
                    180 Maiden Lane
                    New York, New York 10038
                    Attention:  Arnold H. Tracy, Esq.


Any party may, by notice given in accordance with this Section 11.1 to the other party, designate another address or person for receipt of notices hereunder.

         11.2. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement and understanding between the parties with respect to the Acquisition and supersedes all prior discussions, agreements and undertakings, written or oral, of any and every nature with respect thereto.

         11.3.      GOVERNING LAW.  (a)   THIS AGREEMENT SHALL BE GOVERNED IN
ALL RESPECTS, INCLUDING VALIDITY, CONSTRUCTION, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF
LAW).

                    (b) Each of the parties hereto agrees to submit to the exclusive jurisdiction of the Bankruptcy Court and, in the event the Bankruptcy Court no longer retains jurisdiction over the Case, the Federal District Court for the Southern District of New York.

         11.4. BINDING EFFECT; NO ASSIGNMENT; NO THIRD PARTY BENEFICIARY. Subject to the entry of an appropriate order of the Bankruptcy Court approving the execution and delivery of this Agreement, this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. This Agreement shall survive entry of the Confirmation Order and the occurrence of the Effective Date of the Amended Plan. This Agreement is not assignable without the prior written consent of each of the parties hereto; provided, however, that Purchaser may assign its rights under this Agreement to a wholly-owned subsidiary without such prior written consent, but no such assignment shall relieve Purchaser of any of its obligations hereunder. This Agreement does not create any rights, claims or benefits inuring to any person that is not a party hereto or create or establish any third party beneficiary hereto.

         11.5. COUNTERPARTS. This Agreement may be executed by the parties hereto in separate counterparts which together shall constitute one and the same instrument.

         11.6.      EXPENSES.  Except as otherwise provided in Article II or
Section 10.5, and whether or not the Closing occurs, Seller shall reimburse Purchaser for all of Purchaser's out-of-pocket costs and expenses incurred in connection with its due diligence investigation of the Business, the negotiation and preparation of this Agreement, the carrying out of the provisions hereof and the consummation of the transactions contemplated hereby, to the extent approved by the Bankruptcy Court; provided, however, that Purchaser shall not be entitled to any reimbursement for, and shall indemnify and hold Seller and its subsidiaries harmless from and against any loss liability, damage or deficiency (including, without limitation, costs, interest, penalties and reasonable attorneys' fees) resulting from, any brokerage fees, commissions or finders' fees incurred by Purchaser in connection with the transactions contemplated by this Agreement, other than fees to Morgan Stanley & Co. Incorporated in connection with the Acquisition.

         11.7. CONSTRUCTION AND REPRESENTATION BY COUNSEL. The parties hereto represent that in the negotiation and drafting of this Agreement they have been represented by and relied upon the advice of counsel of their choice. The parties affirm that their counsel have had a substantial role in the drafting and negotiation of this Agreement and, therefore, the rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibit or schedule attached hereto.

         11.8. TAXES. (a) Seller shall join with Purchaser in making an election under Sections 338(g) and 338(h)(10) of the Code and any corresponding elections under state, local, or foreign tax law (collectively, a "Section 338(h)(10) Election") with respect to the purchase and sale of the Shares. Seller shall pay any Federal, state, local and foreign income taxes (including any interest or penalties that may become payable in respect thereof) imposed on FSI and attributable to the making of the Section 338(h)(10) Election (including any state, local or foreign income taxes imposed on FSI and attributable to the making of an election under Section 338(g) of the Code, or any comparable election under state, local or foreign tax law, in a situation where an election under Section 338(h)(10) of the Code, or a comparable election under state, local or foreign tax law, is not available with respect to the purchase and sale of the Shares) and shall indemnify Purchaser and FSI against any such taxes.

                    (b) Seller and Purchaser agree to allocate the purchase price between the Shares and the Related Assets, and to allocate the purchase price for the Shares (which shall exclude any contingent termination liability to the PBGC with respect to the

Western Union Pension Plan and Purchaser's obligation to satisfy the minimum funding requirements imposed under Section 412 of the Code with respect to such Pension Plan, and which shall be determined in accordance with Section 338(b) of the Code) among the FSI assets deemed purchased for tax purposes in any reasonable manner determined by Purchaser in accordance with Legal Requirements and consented to by Seller, which consent may not be unreasonably withheld by Seller, and to file all tax returns in a manner consistent with such allocation. The parties agree to make such allocations as soon as possible after the Closing and in all events no later than 60 days prior to the last date (determined with regard to extensions) on which a Section 388(h)(10) election may be filed with any applicable Federal, State, local or foreign governmental authority. If Purchaser makes the deferred closing election of
Section 2.7, the parties agree to file all income tax returns treating the sale of the Western Union Name and Trademark as having occurred at the Second Closing.

                    (c) Seller shall bear and pay all transfer, stamp or other similar taxes (if they are not exempted under section 1146 of the Bankruptcy Code) imposed in connection with the Acquisition.

                    (d) Seller will indemnify and hold Purchaser and FSI harmless against (1) any and all liability for Federal, state, local or foreign taxes (including any interest, penalties or additions to tax that may become payable in respect thereof) assessed against or payable by FSI with respect to any period ending on or before the Closing Date or any period ending on or before the last day of the taxable year of Seller's consolidated group in which the Closing occurs, to the extent apportioned under Section 11.9(b); and (2) any liability for Federal, state, local or foreign taxes (including any interest, penalties or additions to tax that may become payable in respect thereof) assessed against FSI pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) with respect to any period ending on or before the last day of the taxable year of Seller's consolidated group in which the Closing occurs provided, however, that Purchaser shall not be indemnified for tax liabilities properly accrued and reflected on the Audited Pro Forma Balance Sheet; and provided, further, that to the extent any payment which, but for the provisions of this Section 11.8(d), would be payable to Seller by FSI also constitutes an undisclosed liability which is taken into account in determining the amount payable to Purchaser pursuant to Section 2.1(b), Seller shall be absolved of any such liability to Purchaser under this Section 11.8(d).

                    (e) Purchaser shall pay to Seller, as a post-closing Purchase Price adjustment, an amount equal to FSI's separate tax liability for the period July 1, 1994 through the day preceding the Closing Date, determined in accordance with the Agreement respecting Consolidating Federal Income Tax Return Allocation of

Taxes and Payment for Tax Benefits Utilized dated March 23, 1976 between Seller and its subsidiaries (the "Tax Sharing Agreement"), less the total amount of payments made for such period pursuant to Section 11.9, and Seller shall pay to Purchaser as a post-closing Purchase Price adjustment any amount by which the payments by FSI to Seller pursuant to Section 11.9 for the period July 1, 1994 through the Closing Date exceeded the amounts payable with respect thereto pursuant to the Tax Sharing Agreement.

         11.9.      TAX PROCEDURES.

                    (a) Tax Sharing Agreements. Any tax sharing agreement, including the Tax Sharing Agreement, between Seller and any of FSI and its subsidiaries shall be terminated as to FSI and its subsidiaries as of the Closing Date and shall have no further effect for any taxable year. FSI and its subsidiaries may make payments pursuant to the Tax Sharing Agreement with respect to the period from July 1, 1994 through the Closing Date, but from and after July 1, 1994 through the Closing Date FSI and its subsidiaries have not made and shall not make any other payments to Seller under any such agreements, including any such other payments with respect to any taxable year within which the Closing Date occurs.

                    (b) Tax Returns and Payment. Seller shall include the income of FSI and its subsidiaries in Seller's consolidated federal and consolidated, combined, or unitary state tax returns for all periods through the Closing Date and pay any federal, state or local income taxes attributable to such income. Income and tax liability of FSI and its subsidiaries shall be apportioned to the period through the Closing Date by closing the books of FSI and its subsidiaries as of the end of the Closing Date. Seller shall allow FSI an opportunity to review and comment on any tax returns to be filed for any period which includes the Closing Date.

                    (c) Audits. Seller shall allow FSI and its representatives to participate in any audits and any tax contests of Seller's consolidated, combined, or unitary tax returns to the extent such returns related to FSI and its subsidiaries. Seller shall not settle any such audit in a manner which would adversely affect FSI or its subsidiaries after the Closing Date without the prior written consent of Purchaser, which consent shall not unreasonably be withheld. To the extent reasonably required by Seller, Purchaser will, and will cause FSI and its representatives to, cooperate with and assist Seller in connection with any such audits or tax contests covering any period prior to the Closing or any period during which FSI and the FSI Subsidiaries were members of the consolidated group of which Seller was the parent.

         11.10. WAIVERS AND AMENDMENTS; NON-CONTRACTUAL REMEDIES; PRESERVATION OF REMEDIES. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by authorized representatives of each of the parties or, in the case of a waiver, by an authorized representative of the party waiving compliance. No such written instrument shall be effective unless it expressly recites that it is intended to amend, supersede, cancel, renew or extend this Agreement or to waive compliance with one or more of the terms hereof, as the case may be. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, or any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

         11.11. ARBITRATION. Any dispute, controversy or claim arising out of or relating to this Agreement shall be settled by arbitration in accordance with the then-prevailing Commercial Arbitration Rules of the American Arbitration Association. Such arbitration shall be held before a panel of three (3) arbitrators, one selected by Purchaser, one selected by Seller and the third selected by mutual agreement of the first two arbitrators. Each arbitrator shall be independent and impartial. Judgment upon any award rendered by the arbitrators may be entered into by any court of competent jurisdiction. The determination of which party (or combination of them) bears the costs and expenses, including reasonable attorneys' fees, incurred in connection with any such arbitration proceeding shall be made by the arbitrators.


ARTICLE XII.        DEFINITIONS.

         12.1. DEFINED TERMS. Capitalized terms used herein shall have the meanings set forth in the Sections referred to below:

Defined Terms                                                                      Section Reference
- - -------------                                                                      -----------------
Acquisition . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   Recitals
Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   Preamble
Amended Plan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   Recitals
Amended Disclosure Statement  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   Recitals
Assumed Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2.2
Audited Pro Forma Balance Sheet . . . . . . . . . . . . . . . . . . . . . . . . . . .   2.1(b)(3)
Authorizations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5.1(b)
Bankruptcy Code . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   Recitals
Bankruptcy Court  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   Recitals
Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3.11
Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   Recitals
Case      . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   Recitals
Closing   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1.1
Closing Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1.1
Code      . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2.2(a)
Collective Bargaining Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . .   2.2(c)

Confirmation Order  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3.14
Covered Employees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6.1(a)
CWA       . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2.2(c)
Datek Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2.3
Escrow Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2.1(a)
Escrowed Funds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2.1(a)
Evaluation Firm . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2.5(a)
Excluded Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1.2
Excluded Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6.1(a)
Excluded Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2.3
ERISA     . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3.11
FSI       . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   Recitals
FSI Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3.3
Governmental Agencies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5.1(b)
Indemnified Party . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10.2
Indemnifying Party  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10.2
Intellectual Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3.7(d)
Intellectual Property Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . .   3.7(a)
Intercompany Accounts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1.5
ISRA      . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3.18(d)
Legal Requirements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5.1
Lien      . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1.1
Liquidated Damages  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     10.5(a)
Liquidated Damages Event  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10.5(a)
Marks     . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3.7(d)
Material Adverse Effect . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3.1
Material Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3.20
Methodology . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2.1(b)(1)
Messaging Services Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   Recitals
Permitted Dividend  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1.4
Permitted Liens . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1.1
Plan Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2.5(a)
Plan Proponents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   Recitals
Pro Forma Balance Sheet . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1.1
Procedures Order  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   Recitals
Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2.1(a)
Purchaser . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   Preamble
Purchaser's Accountants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2.1(b)(2)
Purchaser's Savings Plus Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6.6(a)
Related Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1.3
Related Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   Recitals
Restricted Period . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5.6
Sale Order  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3.14
Second Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2.7(a)
Section 338(h)(10) Election . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11.8(a)
Seller    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   Preamble
Seller's Accountants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2.1(b)(2)
Seller Individual Account Plan  . . . . . . . . . . . . . . . . . . . . . . . . . . .   6.6(a)
Seller's Marks  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2.7(a)
Shared Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1.3
Shares    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   Recitals
Solicitation Procedures . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   Recitals

taxes     . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3.9
tax liability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3.9
Tax Sharing Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11.8(e)
Total Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2.1(b)(1)
Total Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2.1(b)(1)
Western Union Name and Trademark  . . . . . . . . . . . . . . . . . . . . . . . . . .   1.1


 IN WITNESS WHEREOF, each of the parties hereto has caused its duly authorized representative to execute this Agreement as of the date first set forth above.



NEW VALLEY CORPORATION                    FIRST FINANCIAL MANAGEMENT CORPORATION


By /s/ Robert J. Amman                    By /s/ Randolph L. M. Hutto
   -------------------------------           -------------------------------
   Name: Robert J. Amman                     Name: Randolph L. M. Hutto
   Title:                                    Title: